EXHIBIT 4.1

CREDIT AND SECURITY AGREEMENT

BY AND BETWEEN

DELPHAX TECHNOLOGIES INC.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION

Acting through its Wells Fargo Business Credit operating division

September 10, 2007

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Section 5.1	Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number	29
Section 5.2	Capitalization	29
Section 5.3	Authorization of Borrowing; No Conflict as to Law or Agreements	29
Section 5.4	Legal Agreements	30
Section 5.5	Subsidiaries	30
Section 5.6	Financial Condition; No Adverse Change	30
Section 5.7	Litigation	30
Section 5.8	Regulation U	30
Section 5.9	Taxes	30
Section 5.10	Titles and Liens	31
Section 5.11	Intellectual Property Rights	31
Section 5.12	Plans	32
Section 5.13	Default	32
Section 5.14	Environmental Matters	32
Section 5.15	Submissions to Lender	33
Section 5.16	Financing Statements	33
Section 5.17	Rights to Payment	33
Section 5.18	Financial Solvency	34

ARTICLE VI COVENANTS		34

Section 6.1	Reporting Requirements	34
Section 6.2	Financial Covenants	37
Section 6.3	Permitted Liens; Financing Statements	38
Section 6.4	Indebtedness	38
Section 6.5	Guaranties	39
Section 6.6	Investments and Subsidiaries	39
Section 6.7	Dividends and Distributions	39
Section 6.8	Salaries	40
Section 6.9	[Reserved]	40
Section 6.10	Books and Records; Collateral Examination, Inspection and Appraisals	40
Section 6.11	Account Verification	40
Section 6.12	Compliance with Laws	41
Section 6.13	Payment of Taxes and Other Claims	41
Section 6.14	Maintenance of Properties	42
Section 6.15	Insurance	42
Section 6.16	Preservation of Existence	42
Section 6.17	Delivery of Instruments, etc	42
Section 6.18	Sale or Transfer of Assets; Suspension of Business Operations	42
Section 6.19	Consolidation and Merger; Asset Acquisitions	43
Section 6.20	Sale and Leaseback	43
Section 6.21	Restrictions on Nature of Business	43
Section 6.22	Accounting	43
Section 6.23	Discounts, etc	43

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CREDIT AND SECURITY AGREEMENT

Dated September 10, 2007

DELPHAX TECHNOLOGIES INC., a Minnesota corporation (the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (as more fully defined in Article I herein, the “Lender”) acting through its Wells Fargo Business Credit operating division, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, the following terms shall have the meanings given them in this Section:

“Accounts” shall have the meaning given it under the UCC.

“Accounts Advance Rate” means up to eighty-five percent (85%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time; provided that, as of any date of determination, the Accounts Advance Rate shall be reduced by one (1) percentage point for each percentage by which Dilution is in excess of four percent (4.0%).

“Advance” means a Revolving Advance.

“Affiliate” or “Affiliates” means any Person controlled by, controlling or under common control with the Borrower, including any Subsidiary of the Borrower. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Face Amount” means the aggregate amount that may then be drawn under each outstanding Letter of Credit, assuming compliance with all conditions for drawing.

“Aggregate Borrowings” means, as of any date of determination, the sum of (a) the aggregate outstanding principal balance of the Advances and the “Advances” under and or defined in the Canadian Credit Agreement plus (b) the LC Amount.

“Aggregate Borrowing Limit” means $13,000,000.

“Aggregate Borrowing Excess” means the amount, if any, by the Aggregate Borrowings exceeds the Aggregate Borrowing Limit.

“Agreement” means this Credit and Security Agreement.

“Approved Buyer” means an account debtor domiciled in a country not listed as ineligible in any policy or policies of trade credit insurance acceptable to the Lender and of which the Lender is the beneficiary or loss payee, as said policy or policies may be amended by the Lender from time to time.

“Availability” means the amount, if any, by which the Borrowing Base exceeds the sum of (i) the outstanding principal balance of the Revolving Note and (ii) the L/C Amount.

“Borrowing Base” means at any time the lesser of:

(a)	The Maximum Line Amount; or

(b)	Subject to change from time to time in the Lender’s sole discretion, the sum of:

(i) The product of the Accounts Advance Rate times Eligible Accounts, plus

(ii) During the Foreign Accounts Eligibility Period, the lesser of (A) the product of the Accounts Advance Rate times Eligible Foreign Accounts or (B) $500,000, plus

(iii) The lesser of:

(A)	$3,500,000, or

(B)	The sum of:

(I) The lesser of (A) the product of the Inventory Advance Rate times the cost of Eligible Inventory located at locations owned or leased by the Borrower, or (B) or eighty-five percent (85%) of the Net Orderly Liquidation Value of such Eligible Inventory, plus

(II) The lesser of (A) the lesser of (i) the product of the Inventory Advance Rate times the cost of Eligible Inventory not located on a location owned and leased by the Borrower or (ii) eighty-five percent (85%) of the Net Orderly Liquidation Value of such Eligible Inventory or (B) $1,250,000, less

(iv) The Borrowing Base Reserve, less

(v) Indebtedness that the Borrower owes to the Lender that has not yet been advanced on the Revolving Note, and an amount that the Lender in its reasonable discretion finds on the date of determination to be equal to the Lender’s net credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement extended to the Borrower by the Lender that is not described in Article II of this Agreement.

“Borrowing Base Reserve” means, as of any date of determination, such amounts (expressed as either a specified amount or as a percentage of a specified category or item) as the Lender may from time to time establish and adjust in reducing Availability (a) to reflect events, conditions, contingencies or risks which, as determined by the Lender, do or may affect (i) the Collateral or its value, (ii) the assets, business or prospects of the Borrower, or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof), or (b) to reflect the Lender’s judgment that any collateral report or financial information furnished by or on behalf of the Borrower to the Lender is or may have been incomplete, inaccurate or misleading in any material respect, or (c) in respect of a Default or an Event of Default.

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business.

“Canadian Credit Agreement” means that certain Credit and Security Agreement dated concurrently herewith between Delphax Canada and the Canadian Lender, as the same may be amended, restated or otherwise modified from time to time.

“Canadian Lender” means Wells Fargo Financial Corporation Canada, in its capacity as the lender under the Canadian Credit Agreement.

“Canadian Loan Documents” means the “Loan Documents” as defined in the Canadian Credit Agreement.

“Capital Expenditures” means, for any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on the consolidated statement of cash flows of the Borrower during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contract labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other capital expenditures and other uses recorded as capital expenditures or similar terms having substantially the same effect (including expenditures for nonrecurrent tangible assets such as software).

“Change of Control” means the occurrence of any of the following events:

(a) Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than Annette J. Brenner or Fred H. Brenner or their respective heirs, beneficiaries, or legatees) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty-five percent (25%) of the voting power of all classes of voting stock of the Borrower;

(b) Whitebox, individually or collectively, are or become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 25 percent of the voting power of all classes of voting stock of Borrower; or

(c) During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of the Borrower (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of the Borrower, was approved by a vote of a majority of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Borrower then in office.

“Collateral” means all of the Borrower’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collateral Account, any items in any Lockbox and all Pledged Stock Collateral; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all warehouse receipts, bills of lading and other documents of title now or hereafter covering such goods; (v) all collateral subject to the Lien of any Security Document; (vi) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vii) all sums on deposit in the Special Account; (viii) proceeds of any and all of the foregoing; (ix) books and records of the Borrower, including all mail or electronic mail addressed to the Borrower; and (x) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrower now has or hereafter acquires any rights.

“Collateral Account” means the “Lender Account” as defined in the Wholesale Lockbox and Collection Account Agreement.

“Collection Account Agreement” means the Collection Account Agreement by and between the Borrower and the Lender.

“Commercial Letter of Credit Agreement” means an agreement governing the issuance of documentary letters of credit by the Lender, entered into between the Borrower as applicant and the Lender as issuer.

“Commitment” means the Lender’s commitment to make Advances to, and to issue Letters of Credit for the account of, the Borrower.

“Constituent Documents” means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Credit Facility” means the credit facility under which Revolving Advances and Letters of Credit may be made available to the Borrower by the Lender under Article II.

“Current Maturities of Long Term Debt” means during a period beginning and ending on designated dates, the amount of the Borrower’s and its Subsidiaries’ consolidated long-term debt and capitalized leases that become or became due during that period.

“Cut-off Time” means 11:59 a.m. Central Time (or, on the last Business Day of each month, 11:00 a.m. Central Time).

“Debt” means of a Person as of a given date, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet for such Person and shall also include the aggregate payments required to be made by such Person at any time under any lease that is a capitalized lease under GAAP.

“Debt Service Coverage Ratio” means (i) the sum of (A) Funds from Operations, (B) Interest Expense and (C) the net cash proceeds of additional subordinated indebtedness received by the Borrower that is acceptable to Lender in its sole discretion (and specifically excluding any subordinated indebtedness that refinances or repays any existing subordinated indebtedness of the Borrower) and cash equity investments in the Borrower received by the Borrower during the relevant period of determination minus (D) cash dividends, distributions and purchase price paid on any class of the Borrower’s stock during the relevant period of determination minus (E) unfinanced Capital Expenditures divided by (ii) the sum of (A) Current Maturities of Long Term Debt and (B) cash Interest Expense.

“Default” means an event that, with giving of notice or passage of time or both, would constitute an Event of Default.

“Default Period” means any period of time beginning on the day a Default or Event of Default occurs and ending on the date identified by the Lender in writing as the date that such Default or Event of Default has been cured or waived.

“Default Rate” means an annual interest rate in effect during a Default Period or following the Termination Date, which interest rate shall be equal to three percent (3%) over the applicable Floating Rate, as such rate may change from time to time.

“Delphax Canada” means Delphax Technologies Canada Limited, an Ontario corporation.

“Delphax France” means Delphax Technologies S.A.S., a French company.

“Delphax UK” means Delphax Technologies Limited, an English company.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the trailing six (6) month period ending on the date of determination, which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to the Accounts as determined by Lender in its sole discretion during such period, by (b) the Borrower’s gross sales during such period (excluding extraordinary items) plus the amount of clause (a).

“Director” means a member of the Borrower’s board of directors.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes the Borrower and which is treated as a single employer under Section 414 of the IRC.

“Eligible Accounts” means all unpaid Accounts of the Borrower arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any such Accounts having any of the following characteristics:

(i) That portion of Accounts unpaid 90 days or more after the invoice date;

(ii) That portion of Accounts related to goods or services with respect to which the Borrower has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(iii) That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by the Borrower to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(iv) Accounts constituting (i) royalties or license fees of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) royalties or license fees of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(v) Accounts owed by any unit of government, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which the Borrower has provided evidence satisfactory to the Lender that (A) the Lender has a first priority perfected security interest and (B) such Accounts may be enforced by the Lender directly against such unit of government under all applicable laws);

(vi) Accounts denominated in any currency other than United States dollars;

(vii) Accounts owed by an account debtor located outside the United States or Canada which are not (A) backed by a bank letter of credit naming the Lender as beneficiary or assigned to the Lender, in the Lender’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to the Lender in all respects, in its sole discretion, or (B) covered by a foreign receivables insurance policy acceptable to the Lender in its sole discretion;

(viii) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(ix) Accounts owed by an Owner of more than 5% of the common stock in the Borrower, Subsidiary, Affiliate, Officer or employee of the Borrower;

(x) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender and the holder of any Permitted Lien;

(xi) That portion of Accounts that has been restructured, extended, amended or modified;

(xii) That portion of Accounts that constitutes advertising, finance charges, service charges, or excise taxes;

(xiii) Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds twenty-five percent (25%) (or as to Accounts owed by Harland Clarke Holdings Corp., John H. Harland Company, or Clarke American Corp, fifty percent (50%)) of the aggregate amount of all Accounts, excluding Borrowers’ Affiliates’ Accounts;

(xiv) Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty-five percent (25%) or more of the total amount of Accounts due from such debtor is ineligible under clauses (i), (ii), or (xi) above; and

(xv) Accounts, or portions thereof, otherwise deemed ineligible by the Lender in its sole discretion.

“Eligible Foreign Accounts” means Accounts of the Borrower due and owing by an account debtor located outside the United States; but excluding any Accounts having any of the following characteristics:

(i) That portion of Accounts unpaid 120 days or more after the invoice date;

(ii) That portion of Accounts related to goods or services with respect to which the Borrower has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(iii) That portion of Accounts not yet earned by the final delivery of goods by the Borrower to the account debtor, or that portion of Accounts not yet earned by the final rendition of services by the Borrower to the account debtor;

(iv) That portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(v) Accounts owed by any unit of government;

(vi) Accounts owed by an account debtor that is insolvent, the subject of bankruptcy proceedings or has gone out of business;

(vii) Accounts owed by an Owner of more than 5% of the common stock in the Borrower, Subsidiary, Affiliate, Officer or employee of the Borrower;

(viii) Accounts not subject to a duly perfected security interest in the Lender’s favor or which are subject to any Lien in favor of any Person other than the Lender;

(ix) That portion of Accounts that has been restructured, extended, amended or modified;

(x) That portion of Accounts that constitutes advertising, finance charges, service charges, or excise taxes;

(xi) That portion of Accounts owed by any one account debtor that would permit Revolving Advances supported by such account debtor’s Accounts to exceed (A) $500,000 if such account debtor is an Approved Buyer which is rated BBB-minus or better by Standard & Poor’s Ratings Services, or is controlled by entities rated BBB-minus or better by Standard & Poor’s Ratings Services, and (B) $300,000 for all other approved buyers (as determined by the Lender in its sole discretion);

(xii) Accounts denominated in any currency other than United States dollars, Canadian dollars, Swiss francs, Japanese yen, United Kingdom pounds sterling or European Union euros;

(xiii) Accounts with respect to which the Borrower has not instructed the account debtor to pay the Account to the Collateral Account;

(xiv) Accounts owed by debtors located in countries not acceptable to the Lender in its sole discretion;

(xv) Accounts owed by an account debtor, regardless of whether otherwise eligible, if twenty-five percent (25%) or more of the total amount due under Accounts from such account debtor is ineligible under clauses (i), (ii) or (ix) above; and

(xvi) Accounts otherwise deemed unacceptable to the Lender in its sole discretion.

“Eligible Inventory” means all Inventory of the Borrower; but excluding any Inventory having any of the following characteristics:

(i) Inventory that is: in-transit; located at any warehouse, job site or other premises not approved by the Lender in writing; not subject to a duly perfected first priority security interest in the Lender’s favor; subject to any lien or encumbrance that is subordinate to the Lender’s first priority security interest in a manner acceptable to the Lender; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any Person; on consignment to any Person or subject to any bailment unless such consignee or bailee has executed an agreement with the Lender in the form prescribed by the Lender;

(ii) Supplies, packaging, or sample Inventory, or customer supplied parts or Inventory;

(iii) Work-in-process Inventory (provided, however, that Eligible Inventory does include subassembly parts, excluding burden and labor);

(iv) Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of the Borrower’s operations, or the amount of such Inventory that has been reduced by shrinkage;

(v) Inventory that the Borrower has returned, has attempted to return, is in the process of returning or intends to return to the vendor thereof;

(vi) Inventory that is perishable or live;

(vii) Inventory manufactured by the Borrower pursuant to a license unless the applicable licensor has agreed in writing to permit the Lender to exercise its rights and remedies against such Inventory;

(viii) Inventory that is subject to a Lien (except for Permitted Liens) in favor of any Person other than the Lender;

(ix) Inventory held by customers who hold an average of less than $50,000 in aggregate value of the Borrower’s Inventory is stored; and

(x) Inventory otherwise deemed ineligible by the Lender in its sole discretion.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Event of Default” is defined in Section 7.1.

“Financial Covenants” means the covenants set forth in Section 6.2.

“Floating Rate” means an annual interest rate equal to the sum of the Prime Rate plus one-half of one percent (.50%), which interest rate shall change when and as the Prime Rate changes.

“Floating Rate Advance” means an Advance bearing interest at the Floating Rate.

“Foreign Accounts Eligibility Period” means the period beginning on the Funding Date and ending on the Termination Date.

“Foreign Subsidiary” means any corporation that is a foreign corporation, as defined in Section 7701(a)(5) of the Internal Revenue Code of 1986, more than 50 percent of (i) the total combined voting power of all classes of stock of such corporation entitled to vote, or (ii) the total value of the stock of such corporation, is directly or indirectly owned by the Borrower.

“Funding Date” is defined in Section 2.1.

“Funds from Operations” means for a given period, for the Borrower and Subsidiaries on a consolidated basis, the sum of (i) Net Income, (ii) depreciation and amortization, (iii) any increase (or decrease) in deferred income taxes, (iv) any increase (or decrease) in lifo reserves, and (v) other non-cash items, each as determined for such period in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States, applied on a basis consistent with the accounting practices applied in the consolidated financial statements described in Section 5.6.

“General Intangibles” shall have the meaning given it under the UCC.

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“Indebtedness” is used herein in its most comprehensive sense and means any and all advances, debts, obligations and liabilities of the Borrower to the Lender, heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement at any time entered into by the Borrower with the Lender or with the Canadian Lender or any Affiliate thereof, and whether the Borrower may be liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

“Indemnified Liabilities” is defined in Section 8.6

“Indemnitees” is defined in Section 8.6.

“Initial Pledged Shares” means the shares of stock described in Schedule 1.1 hereto.

“IRC” means the Internal Revenue Code of 1986, as amended from time to time.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Expense” means for a fiscal year-to-date period, the Borrower’s consolidated total gross cash interest expense during such period (excluding interest income), and shall in any event include the portion of any capitalized lease obligation allocable to cash interest expense that is in accordance with GAAP.

“Interest Payment Date” is defined in Section 2.8(a).

“Inventory” shall have the meaning given it under the UCC.

“Inventory Advance Rate” means up to 60% (or, for purposes of determining the amount to be included in the Borrowing Base as of the Funding Date with respect to Inventory located at locations owned or leased by the Borrower, 40%), or such lesser rate as the Lender in its sole discretion may deem appropriate from time to time.

“Investment Property” shall have the meaning given it under the UCC.

“L/C Amount” means the sum of (i) the Aggregate Face Amount of any outstanding Letters of Credit, plus (ii) the amount of each Obligation of Reimbursement that either remains unreimbursed or has not been paid through a Revolving Advance on the Credit Facility.

“L/C Application” means an application for the issuance of standby or documentary letters of credit pursuant to the terms of a Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement, in form acceptable to the Lender.

“Lender” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to Lender’s Wells Fargo Business Credit operating division, or to any other operating division of Lender.

“Letter of Credit” is defined in Section 2.4(a).

“Licensed Intellectual Property” is defined in Section 5.11(c).

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Loan Documents” means this Agreement, the Revolving Note, each Subordination Agreement, each L/C Application, each Standby Letter of Credit Agreement, each Commercial Letter of Credit Agreement and the Security Documents, together with every other agreement, note, document, contract or instrument to which the Borrower now or in the future may be a party and which is required by the Lender.

“Loan Year” is defined in Section 2.6(c).

“Lockbox” means “Lockbox” as defined in the Wholesale Lockbox and Collection Account Agreement.

“Material Adverse Effect” means any of the following:

(i) A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrower and its Subsidiaries, taken as a whole;

(ii) A material adverse effect on the ability of the Borrower and its Subsidiaries, taken as a whole, to perform their obligations under the Loan Documents or the Canadian Loan Documents to which it is a party;

(iii) A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Borrower or Delphax Canada, on an individual basis;

(iv) A material adverse effect on the ability of the Borrower or Delphax Canada, on an individual basis, to perform its obligations under the Loan Documents or the Canadian Loan Documents to which it is a party;

(v) A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of Delphax France or Delphax UK, but only if a European Revolving Advance (as defined in the Canadian Credit Agreement) is outstanding;

(vi) A material adverse effect on the ability of Delphax France or Delphax UK to perform its obligations under the Canadian Loan Documents to which it is a party, but only if a European Revolving Advance (as defined in the Canadian Credit Agreement) has been made; or

(vii) A material adverse effect on the ability of the Lender to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness.

“Maturity Date” means September 10, 2011.

“Maximum Line Amount” means $8,000,000 unless this amount is reduced pursuant to Section 2.10, in which event it means such lower amount.

“Minimum Interest Charge” is defined in Section 2.6(c).

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which the Borrower or any ERISA Affiliate contributes or is obligated to contribute.

“Net Cash Proceeds” means in connection with any asset sale, the cash proceeds (including any cash payments received by way of deferred payment whether pursuant to a note, installment receivable or otherwise, but only as and when actually received) from such asset sale, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokerage commissions and amounts required to be applied to the repayment of any portion of the Debt secured by a Lien not prohibited hereunder on the asset which is the subject of such sale, and (ii) taxes paid or reasonably estimated to be payable as a result of such asset sale.

“Net Income” means fiscal year-to-date after-tax net income from continuing operations, including extraordinary losses and including extraordinary gains, all as determined on a consolidated basis for the Borrower and Subsidiaries and in accordance with GAAP.

“Net Orderly Liquidation Value” means a professional opinion of the estimated most probable Net Cash Proceeds which could typically be realized at a properly advertised and professionally managed liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

“Obligation of Reimbursement” means the obligation of the Borrower to reimburse the Lender pursuant to the terms of the Standby Letter of Credit Agreement and the Commercial Letter of Credit Agreement and any applicable L/C Application.

“Officer” means an officer of the Borrower.

“OFAC” is defined in Section 6.12(c).

“Overadvance” means the amount, if any, by which the outstanding principal balance of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Section 5.11(a).

“Owner” means with respect to the Borrower, each Person having legal or beneficial title to an ownership interest in the Borrower or a right to acquire such an interest.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement now or hereafter executed by the Borrower in favor of the Lender.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” and “Permitted Liens” are defined in Section 6.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of the Borrower or any ERISA Affiliate.

“Pledged Stock Collateral” means collectively (a) the Initial Pledged Shares and the certificates and instruments representing such shares, and all dividends, interest, principal, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Initial Pledged Shares, and (b) all additional shares of stock in any issuer of the Initial Pledged Shares from time to time acquired by the Borrower in any manner, and the certificates and instruments representing such additional shares, and all dividends, interest, principal, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares. Notwithstanding anything herein to the contrary, in no event shall the terms “Collateral” or “Pledged Stock Collateral” be deemed to include any of the outstanding stock or other equity interests in a Foreign Subsidiary in excess of 65% of the voting power of all classes of stock or other equity interests in such Foreign Subsidiary entitled to vote in the election of directors or other similar body of such Foreign Subsidiary.

“Premises” means all locations where the Borrower conducts its business or has any rights of possession, including the locations legally described in Exhibit C attached hereto.

“Prime Rate” means at any time the rate of interest most recently announced by the Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of the Lender’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as the Lender may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by the Lender.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Advance” is defined in Section 2.1.

“Revolving Note” means the Borrower’s revolving promissory note, payable to the order of the Lender in substantially the form of Exhibit A hereto, as same may be renewed and amended from time to time, and all replacements thereto.

“Security Documents” means this Agreement, the Wholesale Lockbox and Collection Account Agreement, and any other document delivered to the Lender from time to time to secure the Indebtedness.

“Security Interest” is defined in Section 3.1.

“Servicing Agent” is defined in Section 8.14.

“Special Account” means a specified cash collateral account maintained with Lender or another financial institution acceptable to the Lender in connection with Letters of Credit, as contemplated by Section 2.5.

“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Lender entered into between the Borrower as applicant and Lender as issuer.

“Subordinated Creditors” means Whitebox and every other Person now or in the future who agrees to subordinate indebtedness of the Borrower held by that Person to the payment of the Indebtedness.

“Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of the Lender and acknowledged by the Borrower.

“Subsidiary” means the entities listed on Schedule 5.5 hereto and any other Person of which more than fifty percent (50%) of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, regardless of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” means the earliest of (i) the Maturity Date, (ii) the date the Borrower terminates the Credit Facility, or (iii) the date the Lender demands payment of the Indebtedness, following an Event of Default, pursuant to Section 7.2.

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Unused Amount” is defined in Section 2.7(b).

“Whitebox” means Whitebox Delphax, Ltd.

“Wholesale Lockbox and Collection Account Agreement” means the Wholesale Lockbox and Collection Account Agreement by and between the Borrower and the Lender.

Section 1.2 Other Definitional Terms; Rules of Interpretation. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP. All terms defined in the UCC and not otherwise defined herein have the meanings assigned to them in the UCC. References to Articles, Sections, subsections, Exhibits, Schedules and the like, are to Articles, Sections and subsections of, or Exhibits or Schedules attached to, this Agreement unless otherwise expressly provided. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or”. Defined terms include in the singular number the plural and in the plural number the singular. Reference to any agreement (including the Loan Documents), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof (and, if applicable, in accordance with the terms hereof and the other Loan Documents), except where otherwise explicitly provided, and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor. Reference to any law, rule, regulation, order, decree, requirement, policy, guideline, directive or interpretation means as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect on the determination date, including rules and regulations promulgated thereunder.

ARTICLE II

AMOUNT AND TERMS OF THE CREDIT FACILITY

Section 2.1 Revolving Advances. The Lender agrees, subject to the terms and conditions of this Agreement, to make advances (“Revolving Advances”) to the Borrower from time to time from the date that all of the conditions set forth in Section 4.1 are satisfied (the “Funding Date”) to and until (but not including) the Termination Date in an amount not in excess of the Maximum Line Amount. The Lender shall have no obligation to make a Revolving Advance to the extent that (a) there remains any Canadian Availability with respect to the Canadian Revolving Facility (as those terms are defined in the Canadian Credit Agreement), (b) the amount of the requested Revolving Advance exceeds Availability, or (c) the amount of the requested Revolving Advance would cause the Aggregate Borrowings to exceed the Aggregate Borrowing Limit. The Borrower’s obligation to pay the Revolving Advances shall be evidenced by the Revolving Note and shall be secured by the Collateral. Within the limits set forth in this Section 2.1, the Borrower may borrow, prepay pursuant to Section 2.10, and reborrow.

Section 2.2 Procedures for Requesting Advances. The Borrower shall comply with the following procedures in requesting Revolving Advances:

(a) Time for Requests. The Borrower shall request each Advance so that Lender receives it not later than the Cut-off Time on the Business Day on which the Advance is to be made. Each request that conforms to the terms of this Agreement shall be effective upon receipt by the Lender, shall be in writing or by telephone or telecopy transmission, and shall be confirmed in writing by the Borrower if so requested by the Lender, by (i) an Officer of the Borrower; or (ii) a Person designated as the Borrower’s agent by an Officer of the Borrower in a writing delivered to the Lender; or (iii) a Person whom the Lender reasonably believes to be an Officer of the Borrower or such a designated agent. The Borrower shall repay all Advances even if the Lender does not receive such confirmation and even if the Person requesting an Advance was not in fact authorized to do so. Any request for an Advance, whether written or telephonic, shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the time of the request.

(b) Disbursement. Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall disburse the proceeds of the requested Advance (i) to the initial Advances, by transmitting proceeds thereof to LaSalle Business Credit, LLC in payment in full of all of the Borrower’s existing loan obligations to that entity and (ii) otherwise by crediting the Borrower’s operating account maintained with the Lender unless the Lender and the Borrower shall agree to another manner of disbursement. The Lender may also initiate an Advance and disburse the proceeds to any third Person in such amounts as the Lender, in its sole discretion, deems necessary to protect its Security Interest in any Collateral or to exercise any other rights granted to it by the Borrower under Section 6.27.

Section 2.3 [Reserved]

Section 2.4 Letters of Credit.

(a) The Lender agrees, subject to the terms and conditions of this Agreement, to issue, at any time after the Funding Date and prior to the Termination Date, one or more irrevocable standby, or documentary letters of credit (each, a “Letter of Credit”) for the Borrower’s account. The Lender will not issue any Letter of Credit if the face amount of the Letter of Credit to be issued would exceed the lesser of:

(i) $1,000,000 less the L/C Amount, or

(ii) Availability.

Each Letter of Credit, if any, shall be issued pursuant to a separate L/C Application made by the Borrower. The terms and conditions set forth in each such L/C Application shall supplement the terms and conditions of the Standby Letter of Credit Agreement or the Commercial Letter of Credit Agreement, as applicable.

(b) No Letter of Credit shall be issued with an expiry date later than one (1) year from the date of issuance or the Maturity Date in effect as of the date of issuance, whichever is earlier.

(c) Any request for issuance of a Letter of Credit shall be deemed to be a representation by the Borrower that the conditions set forth in Section 4.2 have been satisfied as of the date of the request.

(d) If a draft is submitted under a Letter of Credit when the Borrower is unable, because a Default Period exists or for any other reason, to obtain a Revolving Advance to pay the Obligation of Reimbursement, the Borrower shall pay to the Lender on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date of the draft until payment in full at the Default Rate. Notwithstanding the Borrower’s inability to obtain a Revolving Advance for any reason, the Lender may, in its sole discretion, make a Revolving Advance in an amount sufficient to discharge any outstanding Obligation of Reimbursement and any accrued but unpaid interest and fees payable with respect to the same.

(e) The Borrower shall use each Letter of Credit to support its general business purposes.

Section 2.5 Special Account. If the Credit Facility is terminated for any reason while any Letter of Credit is outstanding, the Borrower shall thereupon pay the Lender in immediately available funds for deposit in the Special Account an amount equal to the L/C Amount plus any anticipated fees and costs. If the Borrower fails to promptly make any such payment in the amount required hereunder, then the Lender may make a Revolving Advance against the Credit Facility in an amount sufficient to fulfill this obligation and deposit the proceeds to the Special Account. The Special Account shall be an interest bearing account either maintained with the Lender or with a financial institution acceptable to the Lender. Any interest earned on amounts deposited in the Special Account shall be credited to the Special Account. The Lender may apply amounts on deposit in the Special Account at any time or from time to time to the Indebtedness in the Lender’s sole discretion. The Borrower may not withdraw any amounts on deposit in the Special Account as long as the Lender maintains a security interest therein. The Lender agrees to transfer any balance in the Special Account to the Borrower when the Lender is required to release its security interest in the Special Account under applicable law.

Section 2.6 Interest; Margins; Minimum Interest Charge; Default Interest Rate; Application of Payments; Participations; Usury Interest. Except as provided in Section 2.6(d) and Section 2.6(g), the principal amount of each Advance shall bear interest at the Floating Rate.

(b) [Reserved] Minimum Interest Charge. Notwithstanding any other terms of this Agreement to the contrary, the Borrower shall pay to the Lender and the Canadian Lender interest and unused line fees under this Agreement and under the Canadian Credit Agreement of not less than that aggregate amount of $150,000 per Loan Year (the “Minimum Interest Charge”) during the term of this Agreement and the Canadian Credit Agreement, and, to the extent that such Minimum Interest Charge is not paid by Delphax Canada, the Borrower shall pay the Lender any deficiency between the Minimum Interest Charge and the amount of interest otherwise calculated under Section 2.6(a) and Section 2.6(a) of the Canadian Credit Agreement on same following each anniversary of the Funding Date and on the Termination Date (including any Termination Date that occurs due to any refinancing by an Affiliate of the Lender). When calculating this deficiency, the Default Rate and the “Default Rate” under the Canadian Credit Agreement, if applicable, shall be disregarded. As used in this subsection (c), “Loan Year” means each one-year period ending on an anniversary of the Funding Date.

(d) Default Interest Rate. At any time during a Default Period arising from an Event of Default or following the Termination Date, in the Lender’s sole discretion and without waiving any of its other rights or remedies, the principal of the Revolving Note shall bear interest at the Default Rate or such lesser rate as the Lender may determine, effective as of the first day of the month in which such Default Period begins through the last day of such Default Period, or any shorter time period that the Lender may determine. The decision of the Lender to impose a rate that is less than the Default Rate or to not impose the Default Rate for the entire duration of such Default Period shall be made by the Lender in its sole discretion and shall not be a waiver of any of its other rights and remedies, including its right to retroactively impose the full Default Rate for the entirety of any such Default Period or following the Termination Date.

(e) Application of Payments. Payments shall be applied to the Indebtedness on the Business Day of receipt by the Lender in the Lender’s general account, but the amount of principal paid shall continue to accrue interest at the interest rate applicable under the terms of this Agreement from the calendar day the Lender receives the payment, and continuing through the end of the first Business Day following receipt of the payment.

(f) Participations. If any Person shall acquire a participation in the Advances or the Obligation of Reimbursement, the Borrower shall be obligated to the Lender to pay the full amount of all interest calculated under this Section 2.6, along with all other fees, charges and other amounts due under this Agreement, regardless if such Person elects to accept interest with respect to its participation at a lower rate than that calculated under this Section 2.6, or otherwise elects to accept less than its prorata share of such fees, charges and other amounts due under this Agreement.

(g) Usury. In any event no rate change shall be put into effect that would result in a rate greater than the highest rate permitted by law. Notwithstanding anything to the contrary contained in any Loan Document, all agreements which either now are or which shall become agreements between the Borrower and the Lender are hereby limited so that in no contingency or event whatsoever shall the total liability for payments in the nature of interest, additional interest and other charges exceed the applicable limits imposed by any applicable usury laws. If any payments in the nature of interest, additional interest and other charges made under any Loan Document are held to be in excess of the limits imposed by any applicable usury laws, it is agreed that any such amount held to be in excess shall be considered payment of principal hereunder, and the indebtedness evidenced hereby shall be reduced by such amount so that the total liability for payments in the nature of interest, additional interest and other charges shall not exceed the applicable limits imposed by any applicable usury laws, in compliance with the desires of the Borrower and the Lender. This provision shall never be superseded or waived and shall control every other provision of the Loan Documents and all agreements between the Borrower and the Lender, or their successors and assigns.

Section 2.7 Fees. Origination Fee. The Borrower shall pay the Lender a fully earned and non-refundable origination fee of $25,000, due and payable upon the execution of this Agreement.

(b) Unused Line Fee. For the purposes of this Section 2.7(b), “Unused Amount” means the Maximum Line Amount reduced by outstanding Revolving Advances and the L/C Amount. The Borrower agrees to pay to the Lender an unused line fee at the rate of one-quarter of one percent (0.25%) per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date.

(c) FREP Fee. The Borrower agrees to pay to the Lender a foreign receivables eligibility fee in the amount of $7,500 on the first day of the Foreign Receivables Eligibility Period and on each anniversary thereafter.

(d) Collateral Exam Fees. The Borrower shall pay the Lender fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the Lender of any Collateral or of the Borrower’s operations or business at the rates established from time to time by the Lender (which fees are currently $850 per day per collateral examiner, together with any related out-of-pocket costs and expenses incurred by the Lender.

(e) [Reserved].

(f) Letter of Credit Fees. The Borrower shall pay to the Lender a fee with respect to each Letter of Credit that has been issued which shall be calculated on a per diem basis at an annual rate equal to two percent (2.0%) of the Aggregate Face Amount, from and including the date of issuance of the Letter of Credit until the date that the Letter of Credit terminates or is returned to the Lender, which fee shall be due and payable monthly in arrears on the first day of each month and on the date that the Letter of Credit terminates or is returned to the Lender; provided, however, effective as of the first day of month in which any Default Period arising from an Event of Default begins through the last day of such Default Period, or any shorter time period that the Lender may determine, in the Lender’s sole discretion and without waiving any of its other rights and remedies, such fee shall increase to five percent (5.0%) of the Aggregate Face Amount. The foregoing fee shall be in addition to any other fees, commissions and charges imposed by Lender with respect to such Letter of Credit.

(g) Letter of Credit Administrative Fees. The Borrower shall pay all administrative fees charged by Lender in connection with the honoring of drafts under any Letter of Credit, amendments thereto, transfers thereof and all other activity with respect to the Letters of Credit at the then – current rates published by Lender for such services rendered on behalf of customers of Lender generally.

(h) Termination and Line Reduction Fees. If (i) the Lender terminates the Credit Facility during a Default Period arising from an Event of Default, or if (ii) the Borrower terminates or reduces the Credit Facility on a date after the Funding Date and prior to the Maturity Date, then the Borrower shall pay the Lender as liquidated damages and not as a penalty a termination fee in an amount equal to a percentage of the sum of Maximum Line Amount calculated as follows: (A) three percent (3%) if the termination or reduction occurs on or before the first anniversary of the Funding Date; (B) two percent (2%) if the termination or reduction occurs after the first anniversary of the Funding Date, but on or before the second anniversary of the Funding Date; and (C) one percent (1%) if the termination or reduction occurs after the second anniversary of the Funding Date, but prior to the fourth anniversary of the Funding Date.

(i) [Reserved].

(j) Termination and Prepayment Fees Following Transfer Between Wells Fargo Operating Divisions. If this Agreement and the Loan Documents, following the Borrower’s request and upon the consent of the Lender’s Wells Fargo Business Credit operating division are, more than 18 months after the Funding Date, transferred to an operating division of the Lender other than Wells Fargo Business Credit, such transfer shall not be deemed a termination or prepayment requiring the payment of termination and/or prepayment fees, provided that the Borrower agrees, at the time of transfer, to the continued payment of comparable termination and/or prepayment fees in an amount no less than the amount set forth in this Agreement in the event that any facilities subject to this Agreement at the time of transfer are subsequently terminated early or prepaid.

(k) [Reserved].

(l) Other Fees and Charges. The Lender may from time to time impose additional fees and charges as consideration for Advances made in excess of Availability or for other events that constitute an Event of Default or a Default hereunder, including fees and charges for the administration of Collateral by the Lender, and fees and charges for the late delivery of reports, which may be assessed in the Lender’s sole discretion on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate.

Section 2.8 Time for Interest Payments; Payment on Non-Business Days; Computation of Interest and Fees. Time For Interest Payments. Accrued and unpaid interest shall be due and payable on the first day of each month and on the Termination Date (each an “Interest Payment Date”), or if any such day is not a Business Day, on the next succeeding Business Day. Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of advance to the Interest Payment Date. If an Interest Payment Date is not a Business Day, payment shall be made on the next succeeding Business Day.

(b) Payment on Non-Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest on the Advances or the fees hereunder, as the case may be.

(c) Computation of Interest and Fees. Interest accruing on the outstanding principal balance of the Advances and fees hereunder outstanding from time to time shall be computed on the basis of actual number of days elapsed in a year of 360 days.

Section 2.9 Lockbox and Collateral Account; Sweep of Funds. Lockbox and Collateral Account.

(i) The Borrower shall instruct all account debtors to pay all Accounts directly to the Lockbox. If, notwithstanding such instructions, the Borrower receives any payments on Accounts, the Borrower shall deposit such payments into the Collateral Account. The Borrower shall also deposit all other cash proceeds of Collateral regardless of source or nature directly into the Collateral Account. Until so deposited, the Borrower shall hold all such payments and cash proceeds in trust for and as the property of the Lender and shall not commingle such property with any of its other funds or property. All deposits in the Collateral Account shall constitute proceeds of Collateral and shall not constitute payment of the Indebtedness.

(ii) All items deposited in the Collateral Account shall be subject to final payment. If any such item is returned uncollected, the Borrower will immediately pay the Lender, or, for items deposited in the Collateral Account, the bank maintaining such account, the amount of that item, or such bank at its discretion may charge any uncollected item to the Borrower’s commercial account or other account. The Borrower shall be liable as an endorser on all items deposited in the Collateral Account, whether or not in fact endorsed by the Borrower.

(b) Sweep of Funds. The Lender shall from time to time, in accordance with the Wholesale Lockbox and Collection Account Agreement, cause funds in the Collateral Account to be transferred to the Lender’s general account for payment of the Indebtedness. Amounts deposited in the Collateral Account shall not be subject to withdrawal by the Borrower, except after payment in full and discharge of all Indebtedness.

Section 2.10 Voluntary Prepayment; Reduction of the Maximum Line Amount; Termination of the Credit Facility by the Borrower. Except as otherwise provided herein, the Borrower may prepay the Advances in whole at any time or from time to time in part. The Borrower may terminate the Credit Facility or reduce the Maximum Line Amount at any time if it (i) gives the Lender at least 60 days advance written notice prior to the proposed Termination Date, and (ii) pays the Lender applicable termination and Maximum Line Amount reduction fees in accordance with the terms of this Agreement. Any reduction in the Maximum Line Amount shall be in multiples of $100,000, and with a minimum reduction of at least $500,000. If the Borrower terminates the Credit Facility or reduces the Maximum Line Amount to zero, all Indebtedness shall be immediately due and payable, and if the Borrower gives the Lender less than the required 60 days advance written notice, then the interest rate applicable to borrowings evidenced by Revolving Note shall be the Default Rate for the period of time commencing 60 days prior to the proposed Termination Date through the date that the Lender actually receives such written notice. If the Borrower does not wish the Lender to consider renewal of the Credit Facility on the next Maturity Date, then the Borrower shall give the Lender at least 60 days written notice prior to the Maturity Date that it will not be requesting renewal. If the Borrower fails to give the Lender such timely notice, then the interest rate applicable to borrowings evidenced by the Revolving Note shall be the Default Rate for the period of time commencing 60 days prior to the Maturity Date through the date that the Lender actually receives such written notice.

Section 2.11 Mandatory Prepayment. Without notice or demand, unless the Lender shall otherwise consent in a written agreement that sets forth the terms and conditions which the Lender in its discretion may deem appropriate, including without limitation the payment of an Overadvance fee, if an Overadvance shall at any time exist with respect to the Credit Facility or if an Aggregate Borrowing Excess shall exist, then the Borrower shall (i) first, within one Business Day, prepay the Revolving Advances to the extent necessary to eliminate such excess; and (ii) if prepayment in full of the Revolving Advances is insufficient to eliminate such excess (due, for example, to the L/C Amount), pay to the Lender in immediately available funds for deposit in the Special Account an amount equal to the remaining excess. Any voluntary or mandatory prepayment received by the Lender may be applied to the Indebtedness, in such order and in such amounts as the Lender in its sole discretion may determine from time to time.

Section 2.12 Revolving Advances to Pay Indebtedness. Notwithstanding the terms of Section 2.1, the Lender may, in its discretion at any time or from time to time, without the Borrower’s request and even if the conditions set forth in Section 4.2 would not be satisfied, make a Revolving Advance in an amount equal to the portion of the Indebtedness from time to time due and payable.

Section 2.13 Use of Proceeds. The Borrower shall use the proceeds of Advances (a) as to the initial Advances to pay in full its existing loan obligation to LaSalle Business Credit, LLC and (b) otherwise for ordinary working capital purposes.

Section 2.14 Liability Records. The Lender may maintain from time to time, at its discretion, records as to the Indebtedness. All entries made on any such record shall be presumed correct until the Borrower establishes the contrary. Upon the Lender’s demand, the Borrower will admit and certify in writing the exact principal balance of the Indebtedness that the Borrower then asserts to be outstanding. Any billing statement or accounting rendered by the Lender shall be conclusive and fully binding on the Borrower unless the Borrower gives the Lender specific written notice of exception within 30 days after receipt.

Section 2.15 Taxes. Any and all payments by the Borrower hereunder or under other Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of the Lender, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the other Loan Documents being hereinafter referred to as “Taxes”).

(b) The Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the other Loan Documents or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Borrower shall indemnify the Lender for the full amount of Taxes or Other Taxes imposed on or paid by the Lender and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 10 days from the date the Lender makes written demand therefor.

(d) Within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Lender a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the other Loan Documents by or on behalf of the Borrower through an account or branch outside the United States or by or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish or shall cause such payor to furnish, to the Lender an opinion of counsel acceptable to the Lender stating that such payment is exempt from Taxes. For purposes of this subsection (d), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

ARTICLE III

SECURITY INTEREST; OCCUPANCY; SETOFF

Section 3.1 Grant of Security Interest. The Borrower hereby pledges, assigns and grants to the Lender, a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of: (a) all present and future Indebtedness of the Borrower to the Lender; (b) all obligations of the Borrower and rights of the Lender under this Agreement; and (c) all present and future obligations of the Borrower to the Lender of other kinds. Upon request by the Lender, the Borrower will grant to the Lender a security interest in all commercial tort claims that the Borrower may have against any Person.

Section 3.2 Notification of Account Debtors and Other Obligors. The Lender may at any time during a Default Period notify any account debtor or other Person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender. The Borrower will join in giving such notice if the Lender so requests. At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor. The Lender may, in the Lender’s name or in the Borrower’s name, as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrower’s mail to any address designated by the Lender, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.

Section 3.3 Assignment of Insurance. As additional security for the payment and performance of the Indebtedness, the Borrower hereby assigns to the Lender any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of the Borrower with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and the Borrower hereby directs the issuer of any such policy to pay all such monies directly to the Lender. At any time during a Default Period arising from an Event of Default, the Lender may (but need not), in the Lender’s name or in the Borrower’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Lender to be applied, at the option of the Lender, either to the prepayment of the Indebtedness or shall be disbursed to the Borrower under staged payment terms reasonably satisfactory to the Lender for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

Section 3.4 Occupancy. The Borrower hereby irrevocably grants to the Lender the right to take exclusive possession of the Premises at any time during a Default Period arising from an Event of Default without notice or consent.

(b) The Lender may use the Premises only to hold, process, manufacture, sell, use, store, liquidate, realize upon or otherwise dispose of items that are Collateral and for other purposes that the Lender may in good faith deem to be related or incidental purposes.

(c) The Lender’s right to hold the Premises shall cease and terminate upon the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Credit Facility, and (ii) final sale or disposition of all items constituting Collateral and delivery of all such items to purchasers.

(d) The Lender shall not be obligated to pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises; provided, however, that if the Lender does pay or account for any rent or other compensation for the possession, occupancy or use of any of the Premises, the Borrower shall reimburse the Lender promptly for the full amount thereof. In addition, the Borrower will pay, or reimburse the Lender for, all taxes, fees, duties, imposts, charges and expenses at any time incurred by or imposed upon the Lender by reason of the execution, delivery, existence, recordation, performance or enforcement of this Agreement or the provisions of this Section 3.4.

Section 3.5 License. Without limiting the generality of any other Security Document, the Borrower hereby grants to the Lender a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of the Borrower for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by the Borrower for its own manufacturing and subject to the Borrower’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period arising from an Event of Default.

Section 3.6 Financing Statement. The Borrower authorizes the Lender to file from time to time, such financing statements against collateral described as “all personal property” or “all assets” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest. All financing statements filed before the date hereof to perfect the Security Interest were authorized by the Borrower and are hereby re-authorized. A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby. For this purpose, the Borrower represents and warrants that the following information is true and correct:

Name and address of Debtor:

Delphax Technologies Inc.

6100 West 110th Street

Bloomington, Minnesota 55438

Federal Employer Identification No. 41-1392000

Organizational Identification No. 3U 811

Section 3.7 Setoff. The Lender may at any time or from time to time, at its sole discretion and without demand and without notice to anyone, setoff any liability owed to the Borrower by the Lender, whether or not due, against any Obligation, whether or not due. In addition, each other Person holding a participating interest in any Indebtedness shall have the right to appropriate or setoff any deposit or other liability then owed by such Person to the Borrower, whether or not due, and apply the same to the payment of said participating interest, as fully as if such Person had lent directly to the Borrower the amount of such participating interest.

Section 3.8 Collateral. This Agreement does not contemplate a sale of accounts, contract rights or chattel paper, and, as provided by law, the Borrower is entitled to any surplus and shall remain liable for any deficiency. The Lender’s duty of care with respect to Collateral in its possession (as imposed by law) shall be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or other third Person, and the Lender need not otherwise preserve, protect, insure or care for any Collateral. The Lender shall not be obligated to preserve any rights the Borrower may have against prior parties, to realize on the Collateral at all or in any particular manner or order or to apply any cash proceeds of the Collateral in any particular order of application. The Lender has no obligation to clean-up or otherwise prepare the Collateral for sale. The Borrower waives any right it may have to require the Lender to pursue any third Person for any of the Indebtedness.

Section 3.9 Voting Rights; Dividends; Etc.

(a) Subject to paragraph (c) of this Section 3.9, the Borrower shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Pledged Stock Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement.

(b) Subject to paragraph (e) of this Section 3.9, the Borrower shall be entitled to receive, retain, and use in any manner not prohibited by this Agreement any and all interest and dividends paid in respect of the Pledged Stock Collateral; provided, however, that any and all dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Pledged Stock Collateral, shall be, and shall be forthwith delivered to the Lender to hold as, Collateral.

(c) Upon the occurrence and during the continuance of any Event of Default, the Lender shall have the right in its sole discretion, and the Borrower shall execute and deliver all such proxies and other instruments as may be necessary or appropriate to give effect to such right, to terminate all rights of the Borrower to exercise or refrain from exercising the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 3.9(a) hereof, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to exercise or refrain from exercising such voting and other consensual rights; provided, however, that the Lender shall not be deemed to possess or have control over any voting rights with respect to any Collateral unless and until the Lender has given written notice to the Borrower that any further exercise of such voting rights by the Borrower is prohibited and that the Lender and/or its assigns will henceforth exercise such voting rights.

(d) Upon the occurrence and during the continuance of any Event of Default all rights of the Borrower to receive the dividends that it would otherwise be authorized to receive and retain pursuant to Section 3.9(a) hereof shall cease, and all such rights shall thereupon become vested in the Lender who shall thereupon have the sole right to receive and hold such dividends as Collateral.

ARTICLE IV

CONDITIONS OF LENDING

Section 4.1 Conditions Precedent to the Initial Advances and Letter of Credit. The Lender’s obligation to make the initial Advances or to cause any Letters of Credit to be issued shall be subject to the condition precedent that the Lender shall have received all of the following, each properly executed by the appropriate party and in form and substance satisfactory to the Lender:

(a) This Agreement.

(b) The Revolving Note.

(c) A Standby Letter of Credit Agreement and a Commercial Letter of Credit Agreement, and L/C Application for each Letter of Credit that the Borrower wishes to have issued thereunder.

(d) All of the conditions to the effectiveness of the Canadian Credit Agreement shall have been satisfied and the initial transaction thereunder shall have been consummated.

(e) [Reserved].

(f) A true and correct copy of any and all leases pursuant to which the Borrower is leasing the Premises, together with a landlord’s disclaimer and consent with respect to each such lease.

(g) An acknowledgment and waiver of Liens for each customer or other third party location (other than a warehouse) at which the Borrower is storing Inventory that it intends is to be considered as Eligible Inventory.

(h) An acknowledgment and waiver of Liens from each warehouse in which the Borrower is storing Inventory.

(i) The Wholesale Lockbox and Collection Account Agreement.

(j) A Patent and Trademark Security Agreement.

(k) A Subordination Agreement, duly executed by Whitebox.

(l) Current searches of appropriate filing offices showing that (i) no Liens have been filed and remain in effect against the Borrower except Permitted Liens or Liens held by Persons who have agreed in writing that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to the Lender, and (ii) the Lender has duly filed all financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(m) A certificate of the Borrower’s Secretary or Assistant Secretary certifying that attached to such certificate are (i) the resolutions of the Borrower’s Directors and, if required, Owners, authorizing the execution, delivery and performance of the Loan Documents, (ii) true, correct and complete copies of the Borrower’s Constituent Documents, (iii) true and accurate copies of all of the Borrower’s loan documents and agreements (each as amended in connection with this Agreement) with Whitebox, and (iii) examples of the signatures of the Borrower’s Officers or agents authorized to execute and deliver the Loan Documents and other instruments, agreements and certificates, including Advance requests, on the Borrower’s behalf.

(n) A current certificate issued by the Secretary of State of Minnesota, certifying that the Borrower is in compliance with all applicable organizational requirements of the State of Minnesota.

(o) Evidence that the Borrower is duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary.

(p) A certificate of an Officer of the Borrower confirming the representations and warranties set forth in Article V.

(q) Certificates of the insurance required hereunder, with all hazard insurance containing a lender’s loss payable endorsement in the Lender’s favor and with all liability insurance naming the Lender as an additional insured.

(r) An opinion of counsel of to the Borrower, addressed to the Lender.

(s) Payment of all fees due under the terms of this Agreement through the date of the initial Advance or the issuance of any Letter of Credit hereunder, and payment of all expenses incurred by the Lender through such date and that are required to be paid by the Borrower under this Agreement.

(t) Evidence that after making the initial Revolving Advance, satisfying all obligations owed to the Borrower’s prior lender, satisfying all trade payables older than 60 days from invoice date, book overdrafts and closing costs, the sum of (a) Availability, (b) “Availability” under and as defined in the Canadian Credit Agreement, plus (c) all cash proceeds of the initial advance by Whitebox on the Funding Date to the Borrower remaining after the refinancing of certain of the Borrower’s and Delphax Canada’s existing subordinated debt obligations to Whitebox, plus (d) consolidated cash on hand shall be not less than $4,500,000.

(u) A Customer Identification Information form and such other forms and verification as the Lender may need to comply with the U.S.A. Patriot Act.

(v) A payoff letter or agreement, duly executed by the Borrower and LaSalle Business Credit.

(w) Evidence that the Borrower has received the proceeds of additional subordinated indebtedness extended to the Borrower by Whitebox in an amount not less than $6,100,000 and that a portion of such subordinated indebtedness shall have been used to repay all of the Borrower’s existing subordinated indebtedness obligations to Whitebox Convertible Arbitrage Partners and Pandora Select Partners, L.P.

(x) Such other documents as the Lender in its sole discretion may require.

Section 4.2 Conditions Precedent to All Advances and Letters of Credit. The Lender’s obligation to make each Advance or to cause the issuance of a Letter of Credit shall be subject to the further conditions precedent that:

(a) the representations and warranties contained in Article V are correct on and as of the date of such Advance or issuance of a Letter of Credit as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b) no event has occurred and is continuing, or would result from such Advance or issuance of a Letter of Credit that constitutes a Default or an Event of Default.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as follows:

Section 5.1 Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number. The Borrower is (a) a corporation, duly organized, validly existing and in good standing under the laws of the State of Minnesota; and (b) duly licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and and the failure to be so licensed or qualified could reasonably be expected to have a Material Adverse Effect. Each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (b) is duly licensed and qualified to transact business in all jurisdictions where the character of property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary and the failure to be so licensed or qualified could reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, the Loan Documents. During its existence, the Borrower and each Subsidiary has done business solely under the names set forth in Schedule 5.1. The Borrower’s and each Subsidiary’s chief executive office and principal place of business is located at the address set forth in Schedule 5.1, and all of the Borrower’s records relating to its business or the Collateral are kept at its location so listed. All Inventory and Equipment is located at the locations listed in Schedule 5.1. The Borrower’s federal employer identification number and organization identification number are correctly set forth in Section 3.6.

Section 5.2 Capitalization. Schedule 5.2 constitutes a correct and complete list of all Persons who are known to the Borrower to hold, or whose filings with the Securities and Exchange Commission report that the Person holds, ownership interests and rights to acquire ownership interests which if fully exercised would cause such Person to hold more than five percent (5%) of all ownership interests of the Borrower on a fully diluted basis, and an organizational chart showing the ownership structure of all Subsidiaries of the Borrower.

Section 5.3 Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by the Borrower of the Loan Documents and the borrowings from time to time hereunder have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of the Borrower’s Owners; (ii) require any authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any third party, except such authorization, consent, approval, registration, declaration, filing or notice as has been obtained, accomplished or given prior to the date hereof; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to the Borrower or of the Borrower’s Constituent Documents; (iv) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Borrower or any Subsidiary is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or hereafter acquired by the Borrower.

Section 5.4 Legal Agreements. This Agreement constitutes and, upon due execution by the Borrower, the other Loan Documents will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms.

Section 5.5 Subsidiaries. Except as set forth in Schedule 5.5 hereto, the Borrower has no Subsidiaries.

Section 5.6 Financial Condition; No Adverse Change. The Borrower has furnished to the Lender its audited consolidated financial statements for its fiscal year ended September 30, 2006, and unaudited consolidated and consolidating financial statements for the fiscal-year-to-date period ended June 30, 2007 and those statements fairly present the Borrower’s and its Subsidiaries’ consolidated and consolidating financial condition on the dates thereof and the results of its operations and cash flows for the periods then ended and were prepared in accordance with GAAP, except for the absence of footnotes. Since the date of the most recent financial statements, except as identified on Schedule 5.6, there has been no change in the Borrower’s or its Subsidiaries’ business, properties or condition (financial or otherwise) that has had a Material Adverse Effect.

Section 5.7 Litigation. Except as set forth on Schedule 5.7, there are no actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries or the properties of the Borrower or any of its Subsidiaries before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to the Borrower or any of its Subsidiaries, would have a Material Adverse Effect on the financial condition, properties or operations of the Borrower or any of its Subsidiaries.

Section 5.8 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Section 5.9 Taxes. The Borrower and its Subsidiaries have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. The Borrower and its Subsidiaries have filed all federal, state and local tax returns which to the knowledge of the Officers of the Borrower or any Subsidiary, as the case may be, are required to be filed, and the Borrower and its Subsidiaries have paid or caused to be paid to the respective taxing authorities all taxes as shown on said returns or on any assessment received by any of them to the extent such taxes have become due.

Section 5.10 Titles and Liens. The Borrower has good and marketable title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.

Section 5.11 Intellectual Property Rights. Owned Intellectual Property. Schedule 5.11 is a complete list of all patents, applications for patents, registered trademarks, applications to register trademarks, registered service marks, applications to register service marks, mask works, and registered copyrights for which the Borrower or any Subsidiary is the owner of record (the “Owned Intellectual Property”). Except as disclosed on Schedule 5.11, (i) the Borrower or the relevant Subsidiary listed on Schedule 5.11 owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue a third party), court orders, injunctions, decrees, writs or Liens, whether by written agreement or otherwise, (ii) no Person other than the Borrower owns or has been granted any right in the Owned Intellectual Property, (iii) all Owned Intellectual Property is valid, subsisting and enforceable, (iv) the Borrower and each Subsidiary has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property, and (v) the Borrower and each Subsidiary has registered with the applicable federal registration office all patents, trademarks, service marks, mask works, and copyrights for which the absence of registration could reasonably be expected to have a Material Adverse Effect.

(b) Agreements with Employees and Contractors. The Borrower and each Subsidiary has entered into a legally enforceable agreement with each of its employees and subcontractors who are engaged in research and development activities obligating each such Person to assign to the Borrower or such Subsidiary, without any additional compensation, any Intellectual Property Rights created, discovered or invented by such Person in the course of such Person’s employment or engagement with the Borrower or such Subsidiary (except to the extent prohibited by law), and further requiring such Person to cooperate with the Borrower or such Subsidiary, without any additional compensation, in connection with securing and enforcing any Intellectual Property Rights therein; provided, however, that the foregoing shall not apply with respect to employees and subcontractors whose job descriptions are of the type such that no such assignments are reasonably foreseeable.

(c) Intellectual Property Rights Licensed from Others. Schedule 5.11 is a complete list of all agreements under which the Borrower or any Subsidiary has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) or which are customarily incorporated into the software that is included in the Company’s products, and a summary of any ongoing payments the Borrower is obligated to make with respect thereto. Except as disclosed on Schedule 5.11 and in written agreements, copies of which have been given to the Lender, the Borrower’s and each Subsidiary’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by written agreement or otherwise. Except as disclosed on Schedule 5.11, neither the Borrower nor any Subsidiary is obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(d) Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed on Schedule 5.11, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct the Borrower’s or any Subsidiary’s business as it is presently conducted or as the Borrower reasonably foresees conducting it.

(e) Infringement. Except as disclosed on Schedule 5.11, neither Borrower nor any Subsidiary has knowledge of, and has not received any written claim or notice alleging, any Infringement of another Person’s Intellectual Property Rights (including any written claim that the Borrower or any Subsidiary must license or refrain from using the Intellectual Property Rights of any third party) nor, to the Borrower’s or any Subsidiary’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

Section 5.12 Plans. Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate (a) maintains or has maintained any Pension Plan, (b) contributes or has contributed to any Multiemployer Plan or (c) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law). Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan. No Reportable Event exists in connection with any Pension Plan. Each Plan which is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status. Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

Section 5.13 Default. The Borrower and each Subsidiary is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which could reasonably be expected to have a Material Adverse Effect.

Section 5.14 Environmental Matters. Except as disclosed on Schedule 5.14, there are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for the Borrower, any Subsidiary or the Lender under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create any such material liability.

(b) Except as disclosed on Schedule 5.14, neither Borrower nor any Subsidiary has disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(c) Except as disclosed on Schedule 5.14, there have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises, the Borrower or any Subsidiary, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(d) Except as disclosed on Schedule 5.14, the Borrower’s and each Subsidiary’s businesses are and have in the past always been conducted in accordance in all material respects with all Environmental Laws and all licenses, permits and other authorizations required pursuant to any Environmental Law and necessary for the lawful and efficient operation of such businesses are in the Borrower’s possession and are in full force and effect, nor has the Borrower nor any Subsidiary been denied insurance on grounds related to potential environmental liability. No permit required under any Environmental Law is scheduled to expire within 12 months and there is no threat that any such permit will be withdrawn, terminated, limited or materially changed.

(e) Except as disclosed on Schedule 5.14, the Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(f) The Borrower has delivered to the Lender all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or the Borrower’s or any Subsidiary’s businesses.

Section 5.15 Submissions to Lender. All financial and other information, other than projections, valuations or proforma financial statements, provided to the Lender by or on behalf of the Borrower or any Subsidiary in connection with the Borrower’s request for the credit facilities contemplated hereby (i) is true and correct in all material respects, and (ii) does not omit any material fact necessary to make such information not misleading. All projections, valuations or proforma financial statements provided to the Lender by or on behalf of the Borrower or any Subsidiary in connection with the Borrower’s request for the credit facilities contemplated hereby present a good faith opinion as to such projections, valuations and proforma financial statements.

Section 5.16 Financing Statements. The Borrower has authorized the filing of financing statements sufficient when filed to perfect the Security Interest and the other security interests created by the Security Documents. When such financing statements are filed in the offices noted therein, the Lender will have a valid and perfected security interest in all Collateral that is capable of being perfected by filing financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing is in effect with respect thereto.

Section 5.17 Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no valid defense, setoff or counterclaim, of the account debtor or other obligor named therein, or in the Borrower’s records pertaining thereto as being obligated to pay such obligation.

Section 5.18 Financial Solvency. Both before and after giving effect to the transactions contemplated in the Loan Documents, none of the Borrower or its Subsidiaries:

(a) Was or will be “insolvent”, as that term is used and defined in Section 101(32) of the United States Bankruptcy Code and Section 2 of the Uniform Fraudulent Transfer Act;

(b) Has unreasonably small capital or is engaged or about to engage in a business or a transaction for which any remaining assets of the Borrower or such Subsidiary are unreasonably small;

(c) By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to, nor believes that it will, incur debts beyond its ability to pay them as they mature;

(d) By executing, delivering or performing its obligations under the Loan Documents or other documents to which it is a party or by taking any action with respect thereto, intends to hinder, delay or defraud either its present or future creditors; and

(e) At this time contemplates filing a petition in bankruptcy or for an arrangement or reorganization or similar proceeding under any law of any jurisdiction, nor, to the best knowledge of the Borrower, is the subject of any actual, pending or threatened bankruptcy, insolvency or similar proceedings under any law of any jurisdiction.

ARTICLE VI

COVENANTS

So long as the Indebtedness shall remain unpaid, or the Credit Facility shall remain outstanding, the Borrower will comply with the following requirements, unless the Lender shall otherwise consent in writing:

Section 6.1 Reporting Requirements. The Borrower will deliver, or cause to be delivered, to the Lender each of the following, which shall be in form and detail acceptable to the Lender:

(a) Annual Financial Statements. As soon as available, and in any event within 90 days (except as to management letters referred to in clause (i) below) after the end of each fiscal year of the Borrower, the Borrower’s audited consolidated financial statements with the unqualified opinion of independent certified public accountants selected by the Borrower and acceptable to the Lender, which annual consolidated financial statements shall include the Borrower’s balance sheet as at the end of such fiscal year and the related statements of the Borrower’s income, retained earnings and cash flows for the fiscal year then ended, prepared in reasonable detail and in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants (which shall be delivered to the Lender promptly after they are received by the Borrower); and (ii) a certificate of the Borrower’s chief financial officer stating that such financial statements have been prepared in accordance with GAAP, fairly represent the Borrower’s and the Subsidiaries’ financial position and the results of its operations, and whether or not such Officer has knowledge of the occurrence of any Default or Event of Default and, if so, stating in reasonable detail the facts with respect thereto.

(b) Monthly Financial Statements. As soon as available and in any event within 30 days (or, with respect to the third month of each of the first three fiscal quarters, 45 days) after the end of each of the first eleven months of each fiscal year, the consolidated, unaudited/internal balance sheet and consolidated statements of income and retained earnings of the Borrower as at the end of and for such month and for the year to date period then ended, prepared to include the Subsidiaries, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, except for the absence of footnotes and subject to year-end audit adjustments and which fairly represent the Borrower’s and the Subsidiaries’ financial position and the results of its operations; and accompanied by a certificate of the Borrower’s chief financial officer, substantially in the form of Exhibit B hereto stating (i) that such financial statements have been prepared in accordance with GAAP, except for the absence of footnotes and subject to year-end audit adjustments, and fairly represent the Borrower’s and the Subsidiaries’ financial position and the results of its operations, (ii) whether or not such Officer has knowledge of the occurrence of any Default or Event of Default not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto, and (iii) all relevant facts in reasonable detail to evidence, and the computations as to, whether or not the Borrower is in compliance with the Financial Covenants.

(c) Collateral Reports. Within 15 days after the end of each month (or more frequently during any Default Period if the Lender so requires), the Borrower’s accounts receivable and its accounts payable, a detailed inventory report, an inventory certification report, and a calculation of the Borrower’s Accounts, Eligible Accounts, Inventory and Eligible Inventory as at the end of such month or shorter time period, in each case in form and substance acceptable to the Lender.

(d) Projections. No later than 30 days after the last day of each fiscal year, the Borrower’s projected balance sheets, income statements, statements of cash flow and projected Availability for each month of the succeeding fiscal year, each in reasonable detail prepared as a consolidated basis for the Borrower and the Subsidiaries. Such items will be certified by the Officer who is the Borrower’s chief financial officer as being the most accurate projections available and identical to the projections used by the Borrower for internal planning purposes and be delivered with a statement of underlying assumptions and such supporting schedules and information as the Lender may in its discretion require.

(e) Supplemental Reports. Weekly, or more frequently if the Lender so requires, the Borrower’s “daily collateral reports”, receivables schedules and collection reports, each in form and substance acceptable to the Lender.

(f) Litigation. Immediately after the commencement thereof, notice in writing of all litigation and of all proceedings before any governmental or regulatory agency affecting the Borrower or any Subsidiary (i) of the type described in Section 5.14(c) or (ii) which seek a monetary recovery against the Borrower or any Subsidiary in excess of $50,000.

(g) Defaults. When any Officer of the Borrower becomes aware of the probable occurrence of any Default or Event of Default, and no later than 3 days after such Officer becomes aware of such Default or Event of Default, notice of such occurrence, together with a detailed statement by a responsible Officer of the Borrower of the steps being taken by the Borrower to cure the effect thereof.

(h) Plans. As soon as possible, and in any event within 30 days after the Borrower knows that any Reportable Event with respect to any Pension Plan has occurred, a statement signed by the Officer who is the Borrower’s chief financial officer setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within 10 days after the Borrower fails to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, the Borrower will deliver to the Lender a statement signed by the Officer who is the Borrower’s chief financial officer setting forth details as to such failure and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such failure required to be provided to the Pension Benefit Guaranty Corporation. As soon as possible, and in any event within ten days after the Borrower knows that it has or is reasonably expected to have any liability under Sections 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan, the Borrower will deliver to the Lender a statement of the Borrower’s chief financial officer setting forth details as to such liability and the action which the Borrower proposes to take with respect thereto.

(i) Disputes. Promptly upon knowledge thereof, notice of (i) any disputes or claims by the Borrower’s customers exceeding $50,000 individually or $100,000 in the aggregate during any fiscal year; (ii) credit memos; and (iii) any goods returned to or recovered by the Borrower.

(j) Officers and Directors. Promptly upon knowledge thereof, notice of any change in the persons constituting the Borrower’s Officers and Directors.

(k) Collateral. Promptly upon knowledge thereof, notice of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of payment thereof.

(l) Commercial Tort Claims. Promptly upon knowledge thereof, notice of any commercial tort claims it may bring against any Person, including the name and address of each defendant, a summary of the facts, an estimate of the Borrower’s damages, copies of any complaint or demand letter submitted by the Borrower, and such other information as the Lender may request.

(m) Intellectual Property.

(i) 30 days prior written notice of Borrower’s or any Subsidiary’s intent to acquire material Intellectual Property Rights; except for transfers permitted under Section 6.18, the Borrower will give the Lender 30 days prior written notice of its intent to dispose of material Intellectual Property Rights and upon request shall provide the Lender with copies of all proposed documents and agreements concerning such rights.

(ii) Promptly upon knowledge thereof, notice of (A) any Infringement of its Intellectual Property Rights by others, (B) claims that the Borrower or any Subsidiary is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of its Intellectual Property Rights.

(iii) Promptly upon receipt, copies of all registrations and filings with respect to its Intellectual Property Rights.

(n) Reports to Owners. Promptly upon their distribution, copies of all financial statements, reports and proxy statements which the Borrower shall have sent to its Owners.

(o) SEC Filings. Promptly after the sending or filing thereof, copies of all regular and periodic reports which the Borrower shall file with the Securities and Exchange Commission or any national securities exchange.

(p) Violations of Law. Promptly upon knowledge thereof, notice of the Borrower’s violation of any law, rule or regulation, the non-compliance with which could have a Material Adverse Effect.

(q) Other Reports. From time to time, with reasonable promptness, any and all receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, copies of invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other material, reports, records or information as the Lender may request.

Section 6.2 Financial Covenants. Minimum Net Income. The Borrower will achieve, for each period from the first day of the fiscal year containing the following indicated months to the last day of such month, Net Income of not less than the amount set forth opposite such month set forth in the table below (numbers appearing between “< >“ are negative):

Year-to-Date Period Ending the Last Day of	Minimum Net Income
June 2007	$(1,000,000)
July 2007	$(1,250,000)
August 2007	$(1,500,000)
September 2007	$(1,500,000)

(b) Minimum Debt Service Coverage Ratio. The Borrower will maintain, for each period from the first day of the fiscal year containing the following indicated months to the last day of such month, a Debt Service Coverage Ratio, of not less than the ratio set forth opposite such month in the table below:

Year-to-Date Period Ending the Last Day of	Minimum Debt Service Coverage Ratio
June, 2007	1.45 to 1.00
September, 2007	3.50 to 1.00

(c) Capital Expenditures. The Borrower will not incur or contract to incur Capital Expenditures of more than $300,000 in the aggregate during any fiscal year.

(d) Availability. The Borrower will not permit the sum of Availability, plus the Canadian Availability and the European Availability (as those terms are defined in the Canadian Credit Agreement), to be less than $2,000,000 at any time.

Section 6.3 Permitted Liens; Financing Statement. The Borrower will not, and will not permit any Subsidiary to, create, incur or suffer to exist any Lien upon or of any of its assets, now owned or hereafter acquired, to secure any indebtedness; excluding, however, from the operation of the foregoing, the following (each a “Permitted Lien”; collectively, “Permitted Liens”):

(i) Real estate restrictive covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with the Borrower’s or any Subsidiary’s business or operations as presently conducted;

(ii) Liens in existence on the date hereof and listed in Schedule 6.3 hereto (or replacements or refinancings thereof covering no more than the same property), securing indebtedness for borrowed money permitted under this Agreement;

(iii) The Security Interest and Liens created by the Security Documents;

(iv) Liens created by the “Security Documents” under and as defined in the Canadian Credit Agreement; and

(v) Purchase money Liens relating to the acquisition of machinery and equipment of the Borrower or any Subsidiary not exceeding the lesser of cost or fair market value thereof, not exceeding $250,000 for any one purchase or $500,000 in the aggregate during any fiscal year, and so long as no Default Period is then in existence and none would exist immediately after such acquisition.

(b) The Borrower will not amend any financing statements in favor of the Lender except as permitted by law.

Section 6.4 Indebtedness. The Borrower will not, and will not permit any Subsidiary to, incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness for borrowed money or letters of credit issued on the Borrower’s behalf, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, except:

(a) Any existing or future Indebtedness or any other obligations of the Borrower to the Lender;

(b) Any indebtedness of the Borrower in existence on the date hereof and listed in Schedule 6.4 hereto (and any replacements or refinancings thereof that do not increase the aggregate amount thereof);

(c) Any indebtedness relating to Permitted Liens; and

(d) Intercompany indebtedness of the type specified in Section 6.6(e).

Section 6.5 Guaranties. The Borrower will not, and will not permit any Subsidiary to, assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except:

(a) The endorsement of negotiable instruments by the Borrower for deposit or collection or similar transactions in the ordinary course of business;

(b) Guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons, in existence on the date hereof and listed in Schedule 6.4 hereto (or replacements thereof); and

(c) Guaranties in favor of the Canadian Lender to secure the “Indebtedness” under and as defined in the Canadian Credit Agreement.

Section 6.6 Investments and Subsidiaries. The Borrower will not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any other Person or Affiliate, except:

(a) Investments in direct obligations of the United States of America or any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America having a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b) Travel advances or loans to the Borrower’s Officers and employees not exceeding at any one time an aggregate of $50,000.

(c) Prepaid rent not exceeding one month or security deposits;

(d) Current investments in the Subsidiaries in existence on the date hereof and listed in Schedule 5.5 hereto; and

(e) Unsecured loans by Delphax Canada to the Borrower and unsecured loans by the Borrower to Delphax Canada, in each case in the ordinary course of business.

Section 6.7 Dividends and Distributions. The Borrower will not declare or pay any dividends (other than dividends payable solely in stock of the Borrower) on any class of its stock, or make any payment on account of the purchase, redemption or other retirement of any shares of such stock, or other securities or evidence of its indebtedness or make any distribution in respect thereof, either directly or indirectly. The Borrower will not, and will not permit any Subsidiary to, place or allow any restriction, directly or indirectly, on the ability of any Subsidiary to (a) pay dividends or any distributions on or with respect to such Subsidiary’s stock or equity interests to the Borrower or (b) to make other cash payments to Borrower, in each case except for existing limitations under the Borrower and Delphax Canada’s existing agreement with Whitebox.

Section 6.8 Salaries. The Borrower will not, and will not permit any Subsidiary to, pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; or increase the salary, bonus, commissions, consultant fees for any current or former Director or Officer or other compensation of any Director, Officer, or consultant who is or ever was a Director or Officer, or any member of their families, by more than ten percent (10%) in any one year, either individually or for all such persons in the aggregate; provided, however, that the Borrower and Subsidiaries may pay bonuses in accordance with and subject to the conditions and limitations of the written Management Incentive Plan in effect on the date hereof that has been delivered to the Lender (and which is not to be revised or altered without the Lender’s prior consent).

Section 6.9 [Reserved].

Section 6.10 Books and Records; Collateral Examination, Inspection and Appraisals. The Borrower will, and will cause such Subsidiary to, keep accurate books of record and account for itself pertaining (as to the Borrower) to the Collateral and pertaining to the Borrower’s or each Subsidiary’s business and financial condition and such other matters as the Lender may from time to time request in which true and complete entries will be made in accordance with GAAP and, upon the Lender’s request, will permit any officer, employee, attorney, accountant or other agent of the Lender to audit, review, make extracts from or copy any and all company and financial books and records of the Borrower or each Subsidiary at all times during ordinary business hours, to send and discuss with account debtors and other obligors requests for verification of amounts owed to the Borrower, and to discuss the Borrower’s or each Subsidiary’s affairs with any of its Directors, Officers, employees or agents.

(b) The Borrower hereby irrevocably authorizes all accountants and third parties to disclose and deliver to the Lender or its designated agent, at the Borrower’s expense, all financial information, books and records, work papers, management reports and other information in their possession regarding the Borrower or any Subsidiary.

(c) The Borrower will permit the Lender or its employees, accountants, attorneys or agents, to examine and inspect any Collateral or any other property of the Borrower at any time during ordinary business hours.

(d) The Lender may also, from time to time, no more than one time each calendar year unless an Event of Default is continuing, obtain at the Borrower’s expense an appraisal of the Inventory by an appraiser acceptable to the Lender in its sole discretion.

Section 6.11 Account Verification. The Lender or its agent may at any time and from time to time send or require the Borrower to send requests for verification of accounts or notices of assignment to account debtors and other obligors. The Lender or its agent may also at any time and from time to time telephone account debtors and other obligors to verify accounts.

(b) The Borrower shall pay when due each account payable due to a Person holding a Permitted Lien (as a result of such payable) on any Collateral.

Section 6.12 Compliance with Laws. The Borrower shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non-compliance with which would materially and adversely affect its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without material violation of any federal, state or local law, statute or ordinance.

(b) Without limiting the foregoing undertakings, the Borrower specifically agrees that it will comply, and cause each Subsidiary to comply, with all applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by any Environmental Laws, and will not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

(c) The Borrower shall (i) ensure that no Director or Officer of the Borrower shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Asset Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not use or permit the use of the proceeds of the Credit Facility or any other financial accommodation from the Lender to violate any of the foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act as required by federal law and the Lender’s policies and practices.

Section 6.13 Payment of Taxes and Other Claims. The Borrower will, and will cause each Subsidiary to, pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including, as to the Borrower, the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach thereto, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of the Borrower or any Subsidiary; provided, that neither Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

Section 6.14 Maintenance of Properties. The Borrower will, and will cause each Subsidiary to, keep and maintain (as to the Borrower) the Collateral and all of its other properties necessary or useful in its business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts; provided, however, that nothing in this covenant shall prevent the Borrower or any Subsidiary from discontinuing the operation and maintenance of any of its properties if such discontinuance is, in the Borrower’s judgment, desirable in the conduct of the Borrower’s or any Subsidiary’s business and not disadvantageous in any material respect to the Lender. The Borrower will, and will cause each Subsidiary to, take all commercially reasonable steps necessary to protect and maintain its Intellectual Property Rights.

(b) The Borrower will defend the Collateral against all Liens, claims or demands of all Persons (other than the Lender) claiming the Collateral or any interest therein. The Borrower will keep all Collateral free and clear of all Liens except Permitted Liens. The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.

Section 6.15 Insurance. The Borrower will, and will cause each Subsidiary to, obtain and at all times maintain insurance with insurers acceptable to the Lender, in such amounts, on such terms (including any deductibles) and against such risks as may from time to time be required by the Lender, but in all events in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates. Without limiting the generality of the foregoing, the Borrower will at all times maintain business interruption insurance including coverage for force majeure and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest, and all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit.

Section 6.16 Preservation of Existence. The Borrower will, and will cause each Subsidiary to, preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

Section 6.17 Delivery of Instruments, etc. Upon request by the Lender, the Borrower will promptly deliver to the Lender in pledge all instruments, documents and chattel paper constituting Collateral, duly endorsed or assigned by the Borrower.

Section 6.18 Sale or Transfer of Assets; Suspension of Business Operations. The Borrower will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, or (b) any Collateral (as to the Borrower) or any other assets or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than (i) the sale of Inventory in the ordinary course of business or (ii) the disposal of obsolete or unneeded equipment the aggregate value of which does not exceed $100,000 during any 12-month period. The Borrower will not, and will not permit any

Subsidiary to, liquidate, dissolve or suspend business operations. The Borrower will not, and will not permit any Subsidiary to, transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has Licensed Intellectual Property to lapse, except that the Borrower or any Subsidiary may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business. If the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Indebtedness. The Borrower will not, and will not permit any Subsidiary to, license any other Person to use any of the Borrower’s or such Subsidiary’s Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business in connection with sales of Inventory or provision of services to its customers.

Section 6.19 Consolidation and Merger; Asset Acquisitions. The Borrower will not, and will not permit any Subsidiary to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the assets of any other Person.

Section 6.20 Sale and Leaseback. The Borrower will not, and will not permit any Subsidiary to, enter into any arrangement, directly or indirectly, with any other Person whereby the Borrower or each Subsidiary shall sell or transfer any real or personal property, whether now owned or hereafter acquired, and then or thereafter rent or lease as lessee such property or any part thereof or any other property which the Borrower or each Subsidiary intends to use for substantially the same purpose or purposes as the property being sold or transferred.

Section 6.21 Restrictions on Nature of Business. The Borrower will not, and will not permit any Subsidiary to, engage in any line of business materially different from that presently engaged in by the Borrower and will not, and will not permit any Subsidiary to, purchase, lease or otherwise acquire assets not related to its business.

Section 6.22 Accounting. The Borrower will not, and will not permit any Subsidiary to, adopt any material change in accounting principles other than as required by GAAP. The Borrower will not, and will not permit any Subsidiary to, adopt, permit or consent to any change in its fiscal year.

Section 6.23 Discounts, etc. The Borrower will not grant any discount, credit or allowance to any customer of the Borrower or accept any return of goods sold after notice from the Lender during a Default Period, or, in any case, outside the ordinary course of business. The Borrower will not modify, amend, subordinate, cancel or terminate any account debtor or other obligor of the Borrower after notice from the Lender during a Default Period, or, in any case, outside the ordinary course of business.

Section 6.24 Plans. Except as disclosed to the Lender in writing prior to the date hereof, neither the Borrower nor any ERISA Affiliate will (i) adopt, create, assume or become a party to any Pension Plan, (ii) incur any obligation to contribute to any Multiemployer Plan, (iii) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (iv) amend any Plan in a manner that would materially increase its funding obligations.

Section 6.25 Place of Business; Name. The Borrower will not, and will not permit any Subsidiary to (a) transfer its chief executive office or principal place of business, or (b) except upon no less than 30 days prior written notice to the Lender, move, relocate, close or sell any business location of the Borrower or any Subsidiary. The Borrower will not permit any tangible Collateral or any records pertaining to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. The Borrower will not, and will not permit any Subsidiary to, change its name or jurisdiction of organization.

Section 6.26 Constituent Documents; S Corporation Status. The Borrower will not, and will not permit any Subsidiary to, amend its Constituent Documents. The Borrower will not become an S Corporation.

Section 6.27 Performance by the Lender. If the Borrower at any time fails to perform or observe any of the foregoing covenants contained in this Article VI or elsewhere herein, and if such failure shall continue for a period of 15 calendar days after the Lender gives the Borrower written notice thereof (or in the case of the agreements contained in Section 6.13 and Section 6.15, immediately upon the occurrence of such failure, without notice or lapse of time), the Lender may, but need not, perform or observe such covenant on behalf and in the name, place and stead of the Borrower (or, at the Lender’s option, in the Lender’s name) and may, but need not, take any and all other actions which the Lender may reasonably deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to account debtors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments); and the Borrower shall thereupon pay to the Lender on demand the amount of all monies expended and all costs and expenses (including reasonable attorneys’ fees and legal expenses) incurred by the Lender in connection with or as a result of the performance or observance of such agreements or the taking of such action by the Lender, together with interest thereon from the date expended or incurred at the Default Rate. To facilitate the Lender’s performance or observance of such covenants of the Borrower, the Borrower hereby irrevocably appoints, effective during any Default Period, the Lender, or the Lender’s delegate, acting alone, as the Borrower’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of the Borrower any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements required to be obtained, executed, delivered or endorsed by the Borrower hereunder.

ARTICLE VII

EVENTS OF DEFAULT, RIGHTS AND REMEDIES

Section 7.1 Events of Default. “Event of Default”, wherever used herein, means any one of the following events:

(a) Default in the payment of the Revolving Note, any Obligation of Reimbursement, or any default with respect to any other Indebtedness due from Borrower to Lender as such Indebtedness becomes due and payable;

(b) Default in the performance, or breach, of any covenant or agreement of the Borrower contained in this Agreement (other than those described in other Sections of this Section 7.1) and, except in the case of any such default or breach under Sections 6.2, 6.3, 6.4, 6.5, 6.6, 6.7, 6.8, 6.13, 6.15, 6.16, 6.18, 6.19 or 6.25 of this Agreement or that is not reasonably susceptible of cure, such default or breach shall continue for 15 calendar days after whichever of the following dates is the earliest: (i) the date the Borrower gives notice of such breach or default to the Lender, (ii) the date the Borrower should have given notice of such breach or default to the Lender pursuant to Section 6.1 of above, or (iii) the date the Lender gives notice of such breach or default to the Borrower (or, in the case of a breach of the covenant set forth in Section 6.2(d), such breach shall continue for a period of five days following such breach).

(c) A Change of Control shall occur;

(d) The failure of the Lender and the Borrower to, by November 30 each calendar year, to come to an agreement to amend the Financial Covenant set forth in Section 6.2(a) and (b) to cover periods after September 30 of such year.

(e) Except as described in Section 7.1(d), any Financial Covenant shall become inapplicable due to the lapse of time and the failure of the Lender and the Borrower to come to any agreement to amend any such covenant to cover future periods that is acceptable to the Lender in the Lender’s sole discretion.

(f) The Borrower or any Subsidiary shall be or become insolvent, or admit in writing its or his inability to pay its or his debts as they mature, or make an assignment for the benefit of creditors; or the Borrower or any Subsidiary shall apply for or consent to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower or such Subsidiary, as the case may be; or the Borrower or any Subsidiary shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower or any such Subsidiary ; or any judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against a substantial part of the property of the Borrower or any Subsidiary;

(g) A petition shall be filed by or against the Borrower or any Subsidiary under the United States Bankruptcy Code or the laws of any other jurisdiction naming the Borrower or such Subsidiary as debtor;

(h) Any “Event of Default” shall occur under the Canadian Credit Agreement;

(i) Any representation or warranty made by the Borrower in this Agreement, by any Guarantor in any Guaranty delivered to the Lender, or by the Borrower (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement contemplated by or made or delivered pursuant to or in connection with this Agreement or any such Guaranty shall be incorrect in any material respect;

(j) The rendering against the Borrower of an arbitration award, a final judgment, decree or order for the payment of money in excess of $50,000 and the continuance of such arbitration award, judgment, decree or order unsatisfied and in effect for any period of 30 consecutive days without a stay of execution;

(k) A default under any bond, debenture, note or other evidence of material indebtedness of the Borrower or any Subsidiary, which bond, debenture, note or indebtedness is in an amount in excess of $50,000, owed to any Person other than the Lender, or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any lease requiring payments by the Borrower in an amount in excess of $50,000 in any fiscal year, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument, lease or contract;

(l) Any Reportable Event, which the Lender determines in good faith might constitute grounds for the termination of any Pension Plan or for the appointment by the appropriate United States District Court of a trustee to administer any Pension Plan, shall have occurred and be continuing 30 days after written notice to such effect shall have been given to the Borrower by the Lender; or a trustee shall have been appointed by an appropriate United States District Court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation shall have instituted proceedings to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan; or the Borrower or any ERISA Affiliate shall have filed for a distress termination of any Pension Plan under Title IV of ERISA; or the Borrower or any ERISA Affiliate shall have failed to make any quarterly contribution required with respect to any Pension Plan under Section 412(m) of the IRC, which the Lender determines in good faith may by itself, or in combination with any such failures that the Lender may determine are likely to occur in the future, result in the imposition of a Lien on the Borrower’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which results or could reasonably be expected to result in a material liability of the Borrower to the Multiemployer Plan under Title IV of ERISA;

(m) An event of default shall occur under any Security Document shall continue beyond any grace period applicable thereto;

(n) Default in the payment of any amount owed by the Borrower or any Subsidiary to the Lender other than any Indebtedness arising hereunder beyond any grace period applicable thereto;

(o) The Borrower shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or make any payment with respect to, or purchase or redeem, indebtedness that has been subordinated pursuant to any Subordination Agreement;

(p) There has occurred any breach, default or event of default that shall continue beyond any grace period applicable thereto, if any, by or attributable to, any Affiliate under any agreement between the Affiliate and the Lender; or

(q) The indictment of any Director, Officer, Guarantor, or any Owner of at least twenty (20%) of the issued and outstanding common stock of the Borrower for a felony offence related to the Borrower, any Subsidiaries, or their business, under state or federal law; or the conviction of any Director, Officer, Guarantor, or any Owner of at least twenty (20%) of the issued and outstanding common stock of the Borrower for any other felony offence under state or federal law.

Section 7.2 Rights and Remedies. During any Default Period arising from an Event of Default, the Lender may exercise any or all of the following rights and remedies:

(a) The Lender may, by notice to the Borrower, declare the Commitment to be terminated, whereupon the same shall forthwith terminate;

(b) The Lender may, by notice to the Borrower, declare the Indebtedness to be forthwith due and payable, whereupon all Indebtedness shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which the Borrower hereby expressly waives;

(c) The Lender may, without notice to the Borrower and without further action, apply any and all money owing by the Lender to the Borrower to the payment of the Indebtedness;

(d) The Lender may exercise and enforce any and all rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which the Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, the Borrower will on demand assemble the Collateral and make it available to the Lender at a place to be designated by the Lender which is reasonably convenient to both parties;

(e) The Lender may make demand upon the Borrower and, forthwith upon such demand, the Borrower will pay to the Lender in immediately available funds for deposit in the Special Account pursuant to Section 2.5 an amount equal to the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding, assuming compliance with all conditions for drawing thereunder;

(f) The Lender may exercise and enforce its rights and remedies under the Loan Documents;

(g) The Lender may apply for the appointment of a receiver of the Collateral whether or not foreclosure proceedings have been commenced under the Security Documents and whether or not a foreclosure sale has occurred; and

(h) The Lender may exercise any other rights and remedies available to it by law or agreement.

Notwithstanding the foregoing, upon the occurrence of an Event of Default described in Section 7.1(f) or (g), the Indebtedness shall be immediately due and payable automatically without presentment, demand, protest or notice of any kind. If the Lender sells any of the Collateral on credit, the Indebtedness will be reduced only to the extent of payments actually received. If the purchaser fails to pay for the Collateral, the Lender may resell the Collateral and shall apply any proceeds actually received to the Indebtedness.

Section 7.3 Certain Notices. If notice to the Borrower of any intended disposition of Collateral or any other intended action is required by law in a particular instance, such notice shall be deemed commercially reasonable if given (in the manner specified in Section 8.3) at least ten calendar days before the date of intended disposition or other action.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Waiver; Cumulative Remedies; Compliance with Laws. No failure or delay by the Lender in exercising any right, power or remedy under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Loan Documents. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law. The Lender may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and such compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

Section 8.2 Amendments, Etc. No amendment, modification, termination or waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom or any release of a Security Interest shall be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

Section 8.3 Notices; Communication of Confidential Information; Requests for Accounting. Except as otherwise expressly provided herein, all notices, requests, demands and other communications provided for under the Loan Documents shall be in writing and shall be (a) personally delivered, (b) sent by first class United States mail, (c) sent by overnight courier of national reputation, (d) transmitted by telecopy, or (e) sent as electronic mail, in each case delivered or sent to the party to whom notice is being given to the business address, telecopier number, or e mail address set forth below next to its signature or, as to each party, at such other business address, telecopier number, or e mail address as it may hereafter designate in writing to the other party pursuant to the terms of this Section. All such notices, requests, demands and other communications shall be deemed to be an authenticated record communicated or given on (a) the date received if personally delivered, (b) when deposited in the mail if delivered by mail, (c) the date delivered to the courier if delivered by overnight courier, or (d) the date of transmission if sent by telecopy or by e mail, except that notices or requests delivered to the Lender pursuant to any of the provisions of Article II shall not be effective until received by the Lender. All notices, financial information, or other business records sent by either party to this

Agreement may be transmitted, sent, or otherwise communicated via such medium as the sending party may deem appropriate and commercially reasonable; provided, however, that the risk that the confidentiality or privacy of such notices, financial information, or other business records sent by either party may be compromised shall be borne exclusively by the Borrower. All requests for an accounting under Section 9-210 of the UCC (i) shall be made in a writing signed by a Person authorized under Section 2.2(b), (ii) shall be personally delivered, sent by registered or certified mail, return receipt requested, or by overnight courier of national reputation, (iii) shall be deemed to be sent when received by the Lender and (iv) shall otherwise comply with the requirements of Section 9-210 of the UCC. The Borrower requests that the Lender respond to all such requests that on their face appear to come from an authorized individual and releases the Lender from any liability for so responding. The Borrower shall pay the Lender the maximum amount allowed by law for responding to such requests.

Section 8.4 Further Documents. The Borrower will from time to time execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect or enforce the Security Interest or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

Section 8.5 Costs and Expenses. The Borrower shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by the Lender in connection with the Indebtedness, this Agreement, the Loan Documents, any Letter of Credit and any other document or agreement related hereto or thereto, and the transactions contemplated hereby, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

Section 8.6 Indemnity. In addition to the payment of expenses pursuant to Section 8.5, the Borrower shall indemnify, defend and hold harmless the Lender, and any of its participants, parent corporations, subsidiary corporations, affiliated corporations, successor corporations, and all present and future officers, directors, employees, attorneys and agents of the foregoing (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(i) Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents or the making of the Advances;

(ii) Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Section 5.14 proves to be incorrect in any respect or as a result of any violation of the covenant contained in Section 6.12(b); and

(iii) Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with the foregoing and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party thereto, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents or the use or intended use of the proceeds of the Advances. Notwithstanding the foregoing, the Borrower shall not be obligated to indemnify any Indemnitee for any Indemnified Liability caused by the gross negligence or willful misconduct of such Indemnitee.

If any investigative, judicial or administrative proceeding arising from any of the foregoing is brought against any Indemnitee, upon such Indemnitee’s request, the Borrower, or counsel designated by the Borrower and satisfactory to the Indemnitee, will resist and defend such action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at the Borrower’s sole costs and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If the foregoing undertaking to indemnify, defend and hold harmless may be held to be unenforceable because it violates any law or public policy, the Borrower shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Borrower’s obligations under this Section 8.6 shall survive the termination of this Agreement and the discharge of the Borrower’s other obligations hereunder.

Section 8.7 Participants. The Lender and its participants, if any, are not partners or joint venturers, and the Lender shall not have any liability or responsibility for any obligation, act or omission of any of its participants. All rights and powers (but not obligations) specifically conferred upon the Lender may be transferred or delegated to any of the Lender’s participants, successors or assigns.

Section 8.8 Execution in Counterparts; Telefacsimile Execution. This Agreement and other Loan Documents may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement or any other Loan Document by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Any party delivering an executed counterpart of this Agreement or any other Loan Document by telefacsimile also shall deliver an original executed counterpart of this Agreement or such other Loan Document but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document.

Section 8.9 Retention of Borrower’s Records. The Lender shall have no obligation to maintain any electronic records or any documents, schedules, invoices, agings, or other papers delivered to the Lender by the Borrower or in connection with the Loan Documents for more than 30 days after receipt by the Lender. If there is a special need to retain specific records, the Borrower must inform the Lender of its need to retain those records with particularity, which must be delivered in accordance with the notice provisions of Section 8.3 within 30 days of the Lender taking control of same.

Section 8.10 Binding Effect; Assignment; Complete Agreement; Sharing Information. The Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights thereunder or any interest therein without the Lender’s prior written consent. To the extent permitted by law, the Borrower waives and will not assert against any assignee any claims, defenses or set-offs which the Borrower could assert against the Lender. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents, this Agreement shall control. Without limiting the Lender’s right to share information regarding the Borrower and its Affiliates with the Lender’s participants, accountants, lawyers and other advisors, the Lender and Wells Fargo Bank may share any and all information they may have in their possession regarding the Borrower and its Affiliates, and the Borrower waives any right of confidentiality it may have with respect to such sharing of information.

Section 8.11 Severability of Provisions. Any provision of this Agreement that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.12 Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 8.13 Governing Law; Jurisdiction, Venue; Waiver of Jury Trial. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Minnesota. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by the Lender or the Borrower in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in Hennepin County, Minnesota; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 8.14 Judgment Currency. If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which the Lender is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice at its office in Minneapolis, Minnesota. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of receipt by the Lender of the amount due, the Borrower will, on the date of receipt by the

Lender, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by the Lender on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of receipt by the Lender is the amount then due under this Agreement or such other Loan Document in the Currency Due. If the amount of the Currency Due that the Lender is so able to purchase is less than the amount of the Currency Due originally due to it, the Borrower shall indemnify and save the Lender and the relevant Banks harmless from and against all loss or damage arising as a result of such deficiency. This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Lender or any Bank from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

[The remainder of this page has been left blank intentionally.]

THE BORROWER AND THE LENDER WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION AT LAW OR IN EQUITY OR IN ANY OTHER PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date set forth in the initial caption of this Agreement.

Delphax Technologies Inc.		DELPHAX TECHNOLOGIES INC.
6100 West 110th Street
Bloomington, MN 55438		By:	/s/ Gregory S. Furness
Attention:	Chief Financial Officer	Name:	Gregory S. Furness
Facsimile:	(952) 426-6816	Its:	Chief Financial Officer
e-mail:	gfurness@delphax.com

Wells Fargo Bank, National Association		WELLS FARGO BANK,
Wells Fargo Business Credit		NATIONAL ASSOCIATION
MAC-N 9312-040
Sixth and Marquette		By:	/s/ Rebecca A. Koehler
Minneapolis, MN 55479		Name:	Rebecca A. Koehler
Attention:	Becky Koehler	Its:	Vice President
Facsimile:
e-mail:	Becky.A.Koehler@wellsfargo.com

S-1

Table of Exhibits and Schedules

Exhibit A	Form of Revolving Note

Exhibit B	Compliance Certificate

Exhibit C	Premises

Schedule 1.1	Initial Pledged Shares

Schedule 5.1	Trade Names, Chief Executive Office, Principal Place of Business, and Locations of Collateral

Schedule 5.2	Capitalization and Organizational Chart

Schedule 5.5	Subsidiaries

Schedule 5.6	Change in Business, Properties or Condition

Schedule 5.7	Litigation Matters

Schedule 5.11	Intellectual Property Disclosures

Schedule 5.14	Environmental Matters

Schedule 6.3	Permitted Liens

Schedule 6.4	Permitted Indebtedness and Guaranties

Exhibit A to Credit and Security Agreement

REVOLVING NOTE

$8,000,000	, 2007

For value received, the undersigned, DELPHAX TECHNOLOGIES INC., a Minnesota corporation (the “Borrower”), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division, on the Termination Date referenced in the Credit and Security Agreement dated the same date as this Revolving Note that was entered into by the Lender and the Borrower (as amended from time to time, the “Credit Agreement”), at Lender’s office located at Minneapolis, Minnesota, or at any other place designated at any time by the holder hereof, in lawful money of the United States of America and in immediately available funds, the principal sum of Eight Million Dollars ($8,000,000.00) or the aggregate unpaid principal amount of all Revolving Advances made by the Lender to the Borrower under the Credit Agreement, together with interest on the principal amount hereunder remaining unpaid from time to time, computed on the basis of the actual number of days elapsed and a 360-day year, from the date hereof until this Revolving Note is fully paid at the rate from time to time in effect under the Credit Agreement.

This Revolving Note is the Revolving Note referenced in the Credit Agreement, and is subject to the terms of the Credit Agreement, which provides, among other things, for acceleration hereof. Principal and interest due hereunder shall be payable as provided in the Credit Agreement, and this Revolving Note may be prepaid only in accordance with the terms of the Credit Agreement. This Revolving Note is secured, among other things, pursuant to the Credit Agreement and the Security Documents as therein defined, and may now or hereafter be secured by one or more other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements.

The Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived.

DELPHAX TECHNOLOGIES INC.

By:
Name:
Its:

A-1

Exhibit B to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, National Association
Date:	[ , 200 ]
Subject:	Financial Statements

In accordance with our Credit and Security Agreement dated [            ](as amended from time to time, the “Credit Agreement”), attached are the financial statements of Delphax Technologies Inc. (the “Borrower”) dated [            , 200  ](the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

A. Preparation and Accuracy of Financial Statements. I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments, and fairly present the Borrower’s financial condition as of the Reporting Date.

B. Name of Borrower; Merger and Consolidation Related Issues. I certify that:

(Check one)

☐    The Borrower has not, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐    The Borrower has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Lender in writing, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

C. Events of Default. I certify that:

(Check one)

☐    I have no knowledge of the occurrence of a Default or an Event of Default under the Credit Agreement, except as previously reported to the Lender in writing.

☐     I have knowledge of a Default or an Event of Default under the Credit Agreement not previously reported to the Lender in writing, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that the Lender may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

D. Litigation Matters. I certify that:

(Check one)

☐ I have no knowledge of any material adverse change to the litigation exposure of the Borrower or any of its Affiliates or of any Guarantor.

☐ I have knowledge of material adverse changes to the litigation exposure of the Borrower or any of its Affiliates or of any Guarantor not previously disclosed in Schedule 5.7, as more fully described in the statement of facts attached to this Certificate.

E. Financial Covenants. I further certify that:

(Check and complete each of the following)

1. Minimum Net Income. Pursuant to Section 6.2(a) of the Credit Agreement, as of the Reporting Date, the Borrower’s Net Income was [$               ], which ☐ satisfies ☐ does not satisfy the requirement that Net Income, for the period from the first day of the fiscal year containing the following indicated months to the last day of such month, be not less than the amount set forth opposite such month set forth in the table below (numbers appearing between “< >“ are negative):

Year-to-Date Period Ending the Last Day of	Minimum Net Income
June, 2007	$(1,000,000)
July, 2007	$(1,250,000)
August, 2007	$(1,500,000)
September, 2007	$(1,500,000)

4. Minimum Debt Service Coverage Ratio. Pursuant to Section 6.2(b) of the Credit Agreement, as of the Reporting Date, the Borrower’s Debt Service Coverage Ratio was [               ] to 1.00, which ☐ satisfies ☐ does not satisfy the requirement that, for the period from the first day of the fiscal year containing the following indicated months to the last day of such month, such ratio was not less than the ratio set forth opposite such month in the table below:

Year-to-Date Period Ending the Last Day of	Minimum Debt Service Coverage Ratio
June, 2007	1.45 to 1.00
September, 2007	3.50 to 1.00

5. Capital Expenditures. Pursuant to Section 6.2(g) of the Credit Agreement, for the year-to-date period ending on the Reporting Date, the Borrower has expended or contracted to expend during the [  fiscal  ] year ended [            , 200  ,  ] for Capital Expenditures, [  $            ] in the aggregate, which ☐ satisfies ☐ does not satisfy the requirement that such expenditures not exceed $3,000,000.

6. Salaries. The Borrower has not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation, or increased the salary, bonus, commissions, consultant fees or other compensation of any Director, Officer or consultant, or any member of their families, by more than ten percent (10%) as of the Reporting Date over the amount paid in the Borrower’s previous fiscal year, either individually or for all such persons in the aggregate, other than in accordance with and subject to the conditions and limitations of the written Management Incentive Plan in effect on the date of the Credit Agreement, that has been delivered to Lender and which has not been revised or altered without Lender’s prior written consent. As a consequence Borrower ☐ is ☐ is not in compliance with Section 6.8 of the Credit Agreement.

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Borrower’s compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

DELPHAX TECHNOLOGIES INC.

By:
Name:
Its:	Chief Financial Officer

Exhibit C to Credit and Security Agreement

PREMISES

The Premises referred to in the Credit and Security Agreement are legally described as follows:

Delphax Technologies Inc.

6100 West 110th Street

Bloomington, MN 55438

Lot 2, Block 1, Nesbitt Industrial Park 2nd Addition, according to the recorded plat thereof, and situate in Hennepin County, Minnesota

Delphax Technologies Canada Ltd.

5030 - 5040 Timberlea Boulevard

Mississauga, Ontario

L4W 2S5

ALL AND SINGULAR that certain parcel or tract of land and premises situate, lying and being in the City of Mississauga, in the Regional Municipality of Peel, and being composed of part of Block H, according to a Plan filed in the Land Registry Office for the Land Titles Division of Peel as Number M-219, designated as Parts 3 and 7 on a Plan of Survey of Record registered in the said Land Registry Office as Number 43R-6987.

RESERVING the rights set out as set out I Instrument No. 234803;

SUBJECT to and easement over that part of Block H, designated as Part 7 on Reference Plan 43R-6987, as set out in Instrument No. 207133.

Being the whole of Parcel H-12 in the register for Section M-219.

Note: A portion of this location (22,921 square feet) that is leased by Delphax Technologies Canada Ltd. has been subleased to Access Metal Services Inc.

Delphax Technologies Canada Ltd.

5060 Tomken Road

Mississauga, Ontario

ALL AND SINGULAR that certain parcel or tract of land and premises situate, lying and being in the city of Mississauga in the Regional Municipality of Peel and Province of Ontario and being composed of:

Block D, Plan M-267 and Parts 1, 2 and 3 of Plan 43R-8425 being that part of the original allowance for road between Lot 1 in the Second Concession East of Hurontario Street and Lot 1 in the Third Concession East of Hurontario Street (known as Second Line East).

S-6.4-1

Delphax Technologies Limited

Unit 3 Satellite Business Village

Fleming Way, Crawley

West Sussex RH10 9NE

United Kingdom

All that land edged red on the Plan together with the building accessways paved areas car parking spaces fire escape and bin store erected or laid out thereon known as Unit 3 The Satellite Business Village Fleming Way Crawley West Sussex.

Delphax Technologies Limited

Unit 4 Satellite Business Village

Fleming Way, Crawley

West Sussex RH10 9NE

United Kingdom

All that land edged red on the Plan together with the building accessways paved areas car parking spaces fire escape and bin store erected or laid out thereon known as Unit 4 The Satellite Business Village Fleming Way Crawley West Sussex.

Note:	This location, leased by Delphax Technologies Limited, has been subleased to:
Afriso Eurogauge Limited
Imberhorne Lane
East Grinstead
West Sussex RH19 1RF

Delphax Technologies S.A.S.

8 – 10 rue du bois Sauvage

91055, Evry cedex

France

Block J, stand alone building, 2 floors and 500 square meters.

S-6.4-2